                                                                     Exhibit 2





                       ACQUISITION AND MERGER AGREEMENT




                                     among



                                EPITOPE, INC.,


                                THAMSCOE, INC.


                       ANDREW AND WILLIAMSON SALES, CO.

                                      and

                               THE SHAREHOLDERS
                      OF ANDREW AND WILLIAMSON SALES, CO.






                           Dated:  November 6, 1996

                               TABLE OF CONTENTS



                                   ARTICLE I
                                  THE MERGER . . . . . . . . . . . . . . .   1

    1.1   The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2   Effects of the Merger. . . . . . . . . . . . . . . . . . . . . .   1
    1.3   Surviving Corporation. . . . . . . . . . . . . . . . . . . . . .   2


                                  ARTICLE II
                             CONVERSION OF SHARES. . . . . . . . . . . . .   2

    2.1   Conversion of A&W Common Stock . . . . . . . . . . . . . . . . .   2
    2.2   Cancellation of Shares . . . . . . . . . . . . . . . . . . . . .   2
    2.3   Epitope Sub Common Stock . . . . . . . . . . . . . . . . . . . .   2
    2.4   Share Transfers. . . . . . . . . . . . . . . . . . . . . . . . .   2
    2.5   Missing Certificates . . . . . . . . . . . . . . . . . . . . . .   3


                                  ARTICLE III
                            CLOSING; OTHER ACTIONS

    3.1   Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    3.2   Actions at Closing . . . . . . . . . . . . . . . . . . . . . . .   3
    3.3   Tax Clearance. . . . . . . . . . . . . . . . . . . . . . . . . .   4


                                  ARTICLE IV
                                  DEFINITIONS. . . . . . . . . . . . . . .   4

    4.1   Agreement of Merger. . . . . . . . . . . . . . . . . . . . . . .   4
    4.3   Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
    4.4   Associate. . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
    4.5   A&W Certificate. . . . . . . . . . . . . . . . . . . . . . . . .   4
    4.6   A&W Common Stock . . . . . . . . . . . . . . . . . . . . . . . .   4
    4.7   A&W Financial Statements . . . . . . . . . . . . . . . . . . . .   4
    4.8   California Secretary . . . . . . . . . . . . . . . . . . . . . .   4
    4.9   CERCLA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
    4.10  Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . .   4
    4.11  Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
    4.12  Effective Time . . . . . . . . . . . . . . . . . . . . . . . . .   4
    4.13  Employee Plans/Agreements. . . . . . . . . . . . . . . . . . . .   4
    4.14  Environmental Law. . . . . . . . . . . . . . . . . . . . . . . .   4
    4.15  Epitope Common Stock . . . . . . . . . . . . . . . . . . . . . .   5
    4.16  Epitope Financial Statements . . . . . . . . . . . . . . . . . .   5
    4.17  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    4.18  GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    4.19  Governmental Entity. . . . . . . . . . . . . . . . . . . . . . .   5
    4.20  Hazardous Substances . . . . . . . . . . . . . . . . . . . . . .   5
    4.21  Injunction . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    4.22  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    4.23  Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    4.24  Requisite Regulatory Approvals . . . . . . . . . . . . . . . . .   5
    4.25  Securities Act . . . . . . . . . . . . . . . . . . . . . . . . .   5
    4.26  Surviving Corporation. . . . . . . . . . . . . . . . . . . . . .   5
    4.27  Trade Rights . . . . . . . . . . . . . . . . . . . . . . . . . .   5


                                   ARTICLE V
                       REPRESENTATIONS AND WARRANTIES OF
                             A&W AND SHAREHOLDERS. . . . . . . . . . . . .   5

    5.1   Corporate Organization . . . . . . . . . . . . . . . . . . . . .   5
    5.2   Capitalization . . . . . . . . . . . . . . . . . . . . . . . . .   6
    5.3   Authority; No Violation. . . . . . . . . . . . . . . . . . . . .   6
    5.4   Consents and Approvals . . . . . . . . . . . . . . . . . . . . .   7
    5.5   Financial Statements . . . . . . . . . . . . . . . . . . . . . .   7
    5.6   Current Assets . . . . . . . . . . . . . . . . . . . . . . . . .   7
    5.7   Absence of Certain Changes . . . . . . . . . . . . . . . . . . .   8
    5.8   Absence of Undisclosed Liabilities . . . . . . . . . . . . . . .   9
    5.9   No Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .   9
    5.10  Compliance With Laws . . . . . . . . . . . . . . . . . . . . . .   9
    5.11  Title to and Condition of Properties . . . . . . . . . . . . . .  11
    5.12  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    5.13  Contracts and Commitments. . . . . . . . . . . . . . . . . . . .  11
    5.14  Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . .  12
    5.15  Employment Compensation. . . . . . . . . . . . . . . . . . . . .  12
    5.16  Patents, Trademarks, Etc.. . . . . . . . . . . . . . . . . . . .  13
    5.17  Customers and Suppliers. . . . . . . . . . . . . . . . . . . . .  13
    5.18  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    5.19  Banks; Powers of Attorney. . . . . . . . . . . . . . . . . . . .  14
    5.20  Adverse Conditions . . . . . . . . . . . . . . . . . . . . . . .  15
    5.21  Investment Representations . . . . . . . . . . . . . . . . . . .  15
    5.22  Nature of Shares . . . . . . . . . . . . . . . . . . . . . . . .  16
    5.23  Broker's Fees. . . . . . . . . . . . . . . . . . . . . . . . . .  16
    5.24  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    5.25  Knowledge. . . . . . . . . . . . . . . . . . . . . . . . . . . .  16


                                  ARTICLE VI
                      REPRESENTATIONS AND WARRANTIES OF
                                    EPITOPE. . . . . . . . . . . . . . . .  17

    6.1   Corporate Organization . . . . . . . . . . . . . . . . . . . . .  17
    6.2   Capitalization . . . . . . . . . . . . . . . . . . . . . . . . .  17
    6.3   Validity of Shares.. . . . . . . . . . . . . . . . . . . . . . .  17
    6.4   Authority; No Violation. . . . . . . . . . . . . . . . . . . . .  17
    6.5   Consents and Approvals . . . . . . . . . . . . . . . . . . . . .  18
    6.6   Financial Statements . . . . . . . . . . . . . . . . . . . . . .  18
    6.7   Absence of Certain Changes . . . . . . . . . . . . . . . . . . .  19
    6.8   Absence of Undisclosed Liabilities . . . . . . . . . . . . . . .  20
    6.9   No Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  20
    6.10  Compliance With Laws . . . . . . . . . . . . . . . . . . . . . .  20
    6.11  Title to and Condition of Properties . . . . . . . . . . . . . .  21
    6.12  Patents, Trademarks, Etc.. . . . . . . . . . . . . . . . . . . .  21
    6.13  Adverse Conditions . . . . . . . . . . . . . . . . . . . . . . .  21
    6.14  Broker's Fees. . . . . . . . . . . . . . . . . . . . . . . . . .  21
    6.15  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    6.16  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .  22


                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS . . . . . . . . . . . .  22

    7.1   Actions in Connection with Merger. . . . . . . . . . . . . . . .  22
    7.2   Transition . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    7.3   Further Assurances . . . . . . . . . . . . . . . . . . . . . . .  22
    7.4   Share Legend . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    7.5   Rights of Access . . . . . . . . . . . . . . . . . . . . . . . .  24
    7.6   Corporate Records, Contracts, Etc. . . . . . . . . . . . . . . .  24
    7.7   Current Financial Information. . . . . . . . . . . . . . . . . .  24
    7.8   Certain Forbearances by A&W. . . . . . . . . . . . . . . . . . .  25
    7.9   Certain Forbearances by Epitope. . . . . . . . . . . . . . . . .  27
    7.10  Preservation of Business . . . . . . . . . . . . . . . . . . . .  27
    7.11  Scheduled A&W Debt . . . . . . . . . . . . . . . . . . . . . . .  27
    7.12  Noncompetition Agreement . . . . . . . . . . . . . . . . . . . .  28
    7.13  Knowledge of Epitope . . . . . . . . . . . . . . . . . . . . . .  29
    7.14  Materiality. . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    7.15  Limitation of Liability. . . . . . . . . . . . . . . . . . . . .  29


                                 ARTICLE VIII
                             CONDITIONS PRECEDENT. . . . . . . . . . . . .  29

    8.1   Conditions to Each Party's Obligation to Effect the Merger . . .  29
    8.2   Conditions to Obligations of Epitope and Epitope Sub . . . . . .  31
    8.3   Conditions to Obligations of A&W . . . . . . . . . . . . . . . .  32


                                  ARTICLE IX
                           TERMINATION AND AMENDMENT . . . . . . . . . . .  33

    9.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    9.2   Effect of Termination. . . . . . . . . . . . . . . . . . . . . .  33
    9.3   Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . . .  34


                                   ARTICLE X
                              GENERAL PROVISIONS . . . . . . . . . . . . .  34

    10.1  Survival of Representations, Warranties, and Agreements. . . . .  34
    10.2  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    10.3  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    10.4  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . .  35
    10.5  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    10.6  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . .  36
    10.7  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . .  36
    10.8  Severability . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    10.9  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    10.10 Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    10.11 Attorney Fees. . . . . . . . . . . . . . . . . . . . . . . . . .  36
    10.12 Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . .  37


Exhibits

A   List of Directors and Officers of Surviving Corporation
B   A&W Disclosure Schedule
C   Registration Agreement
D   Form of Employment Agreement


Schedules

7.11      Scheduled A&W Indebtedness
7.12      Noncompetition Territory

                       ACQUISITION AND MERGER AGREEMENT



          THIS ACQUISITION AND MERGER AGREEMENT dated as of November 6, 1996, is among Epitope, Inc., an Oregon corporation ("Epitope"), Andrew and Williamson Sales, Co., a California corporation ("A&W"), the shareholders of A&W (the "Shareholders"), and Thamscoe, Inc., a California corporation wholly owned by Epitope ("Epitope Sub").


                              B A C K G R O U N D

          A&W is a producer and wholesale distributor of a variety of fruits and vegetables. Agritope, Inc., a wholly-owned subsidiary of Epitope, uses genetic engineering techniques to develop new varieties of vegetables and other plants in which the ripening process can be controlled.

          The boards of directors of Epitope and A&W have determined that it is in their best interest for Epitope to acquire A&W by merging Epitope Sub with and into A&W, with A&W remaining as the surviving corporation ("Surviving Corporation"), under the terms and conditions described in this agreement (the "Merger"). In connection with the transaction, the Shareholders will receive Epitope stock worth approximately $7.0 million.

          The parties intend that the Merger constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          Capitalized terms not otherwise defined have the meanings given in
Article IV.


                                A G R E M E N T

          The parties therefore agree as follows:


                                   ARTICLE I
                                  THE MERGER

          1.1 The Merger. Subject to the terms and conditions of this agreement, Epitope Sub will merge with and into A&W at the Effective Time in accordance with the California General Corporation Law (the "CGCL"). A&W shall be the Surviving Corporation in the Merger, and shall continue its corporate existence after the Effective Time. Upon consummation of the Merger, the separate corporate existence of Epitope Sub shall cease.

          1.2 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1107 of the CGCL.

          1.3 Surviving Corporation. From and after the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of A&W as in effect prior to the Effective Time, until the same shall be further amended. From and after the Effective Time, the directors and officers of the Surviving Corporation shall be the persons listed on Exhibit A attached hereto, until their successors shall have been duly elected or until their earlier resignation or removal.


                                  ARTICLE II
                             CONVERSION OF SHARES

          2.1 Conversion of A&W Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the parties, each outstanding share of A&W Common Stock shall be converted into 26 shares of Epitope Common Stock. Each Shareholder shall receive the number of shares of Epitope Common Stock set forth opposite his name below:

                                    Number of Shares
                                        of Epitope
           Shareholder                Common Stock
           -----------              ----------------
        Fred W. Andrew                  208,000
        Fred L. Williamson              208,000
        Fred M. Williamson               52,000
        Keith Andrew                     52,000

            2.2 Cancellation of Shares. Each share of A&W Common Stock shall be canceled and cease to exist as of the Effective Time, and each A&W Certificate previously representing any shares of A&W Common Stock shall thereafter represent solely the right to receive the consideration provided herein.

            2.3 Epitope Sub Common Stock. At and after the Effective Time, each share of common stock of Epitope Sub issued and outstanding immediately prior to the Effective Time shall be converted, on a pro rata basis, into an aggregate of 100 fully paid and nonassessable shares of capital stock of the Surviving Corporation, no par value, which shares shall constitute all the issued and outstanding capital stock of the Surviving Corporation at the Effective Time.

            2.4 Share Transfers. If any certificate representing shares of Epitope Common Stock is to be issued in a name other than that in which the surrendered A&W Certificate is registered, it shall be a condition of issuance that the A&W Certificate shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and that the person requesting such issuance shall pay to Epitope in advance any transfer or other taxes required by reason of the issuance of the Epitope Common Stock certificate as requested, or required for any other reason, or shall establish to the satisfaction of Epitope that such tax has been paid or is not payable.

            2.5 Missing Certificates. If any A&W Certificate has been lost, stolen or destroyed, Epitope shall issue the shares of Epitope Common Stock deliverable upon surrender of the missing certificate if the holder provides an affidavit satisfactory to Epitope that the certificate has been lost, stolen, or destroyed, and, if required by Epitope, posts a bond in such amount as Epitope may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to the missing certificate.


                                  ARTICLE III
                            CLOSING; OTHER ACTIONS

            3.1 Closing. The closing of the transactions contemplated by this agreement shall occur at a time and date mutually agreed upon by Epitope and A&W, but in no event later than five business days after (a) the date Epitope has renegotiated the terms of A&W's outstanding indebtedness to Wells Fargo Bank, National Association (the "A&W Bank Loan") so that the condition set forth in Section 8.2(d) below has been satisfied, or (b) the date that the Epitope Common Stock to be issued in the Merger has been approved for listing on the AMEX so that the condition set forth in Section 8.1(f) has been satisfied, whichever is later. Closing shall occur at such location as Epitope and A&W shall mutually agree. Closing shall begin at such time, and shall be conducted in such manner, as may be agreed by Epitope and A&W, and shall continue until the Effective Time and until all actions required at closing have been taken.

            3.2 Actions at Closing. At closing, subject to satisfaction or waiver of all conditions precedent set forth in this agreement:

            (a) The Shareholders shall surrender the A&W Certificates representing all of A&W's capital stock outstanding immediately prior to the Effective Time to Epitope for cancellation at the Effective Time.

            (b) Epitope shall deliver to each Shareholder, certificates for the shares of Epitope Common Stock to which the Shareholder is entitled hereunder in connection with the Merger.

            (c) A&W and Epitope Sub shall cause a copy of the Agreement of Merger to be filed with the California Secretary and shall cause all other actions to be taken required to consummate the Merger.

            (d) The parties shall each deliver the various other documents that are described elsewhere in this agreement evidencing satisfaction of the conditions to the Merger, and shall take any other actions expressly required by this agreement, or reasonably requested by any of them, at or before the Effective Time in order to consummate the Merger.

            3.3 Tax Clearance. As soon as practicable prior to the Closing, A&W shall have obtained a certificate of tax clearance from the California Franchise Tax Board and caused such certificate to be filed with the California Secretary.


                                  ARTICLE IV
                                  DEFINITIONS

            The following terms have the meanings given below or in the sections indicated.

            4.1 Agreement of Merger: Agreement of Merger, together with an officer's certificate of approval, which will be filed with the California Secretary at the Effective Time.

            4.2 AMEX: The American Stock Exchange, Inc., or, if the Epitope Common Stock ceases to be listed on the American Stock Exchange, Inc., the securities exchange or national market system on which the Epitope Common Stock is listed.

            4.3 Affiliate: The persons and entities specified in the definition of such term under Rule 405 of the Securities Act.

            4.4 Associate: The persons and entities specified in the definition of such term under Rule 405 of the Securities Act.

            4.5   A&W Certificate:  A certificate for A&W Common Stock

            4.6   A&W Common Stock:  Common stock, no par value, of A&W.

            4.7   A&W Financial Statements:  See Section 5.5.

            4.8 California Secretary: The Secretary of State of the state of California.

            4.9 CERCLA: Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

            4.10 Closing Date: The date of closing of the transactions contemplated by this agreement.

            4.11  Code:  See Background.

            4.12 Effective Time: The date and time when the Merger becomes effective as a result of filing the Merger Agreement.

            4.13  Employee Plans/Agreements:  See Section 5.14.

            4.14  Environmental Law:  See Section 5.10.

            4.15 Epitope Common Stock: Common stock, no par value, of Epitope.

            4.16  Epitope Financial Statements:  See Section 6.6.

            4.17  ERISA:  See Section 5.14.

            4.18  GAAP:  See Section 5.5.

            4.19  Governmental Entity:  See Section 5.4.

            4.20  Hazardous Substances:  See Section 5.10.

            4.21  Injunction:  See Section 8.1.

            4.22  Liens:  See Section 5.11.

            4.23  Merger:  See Background.

            4.24  Requisite Regulatory Approvals:  See Section 8.1.

            4.25  Securities Act:  The Securities Act of 1933, as amended.

            4.26 Surviving Corporation: A&W, as the surviving corporation in the Merger.

            4.27  Trade Rights:  See Section 5.16.


                                   ARTICLE V
                       REPRESENTATIONS AND WARRANTIES OF
                             A&W AND SHAREHOLDERS

            Except as set forth in the A&W Disclosure Schedule attached as Exhibit B, A&W and each Shareholder jointly and severally represent and warrant to Epitope that:

            5.1   Corporate Organization.

            (a) A&W is a corporation duly organized and validly existing under the laws of the state of California. A&W has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on A&W. Copies of the Articles of Incorporation and Bylaws of A&W that have previously been made available to Epitope are true, complete and correct copies of such documents as in effect as of the date of this agreement.

            (b) Except as set forth in the A&W Disclosure Schedule, A&W has no subsidiaries and does not own an interest in any other corporation, partnership or other organization, whether incorporated or unincorporated.

            (c) A complete copy of A&W's minute book has been delivered to Epitope. The minutes contained therein correctly reflect the corporate actions of A&W's shareholders and its Board of Directors (including committees of the Board of Directors of A&W) described therein.

            5.2 Capitalization. The authorized capital stock of A&W consists of 100,000 shares of A&W Common Stock. At the date of this agreement, 20,000 shares of A&W Common Stock are outstanding, all of which are owned by the Shareholders, free of Liens, as follows:

            Fred W. Andrew                      8,000
            Fred L. Williamson                  8,000
            Fred M. Williamson                  2,000
            Keith Andrew                        2,000

All of the issued and outstanding shares of A&W capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. A&W does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of A&W Common Stock or any other equity securities of A&W or any securities representing the right to purchase or otherwise receive any shares of A&W Common Stock or other such equity securities.

            5.3   Authority; No Violation.

            (a) A&W has full corporate power and corporate authority to execute and deliver this agreement and to consummate the transactions contemplated hereby. The execution and delivery of this agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors and Shareholders of A&W. No other corporate proceedings on the part of A&W are necessary to approve this agreement and to consummate the transactions contemplated hereby. This agreement has been duly and validly executed and delivered by A&W and (assuming due authorization, execution, and delivery by Epitope and Epitope
Sub) constitutes the valid and binding obligation of A&W, enforceable against A&W in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

            (b) Neither the execution and delivery of this agreement by A&W, nor the consummation by A&W of the transactions contemplated hereby, nor compliance by A&W with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of A&W or
(ii) assuming that the consents and approvals referred to in Sections 5.4 and
6.5 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to A&W or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of A&W under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which A&W is a party, or by which A&W or any of its properties or assets may be bound or affected, except (in the case of clause (x) or (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, will not have or be reasonably likely to have a material adverse effect on A&W.

            5.4 Consents and Approvals. Except for (i) the filing of the Certificate of Merger with the California Secretary pursuant to the CGCL,
(ii) such filings and approvals as are required to be made or obtained under federal and state securities laws in connection with the issuance of the shares of Epitope Common Stock pursuant to this agreement, and (iii) the consents and approvals set forth in A&W Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or of or with any third party are necessary in connection with (x) the execution and delivery by A&W of this agreement and
(y) the consummation by A&W of the Merger and the other transactions contemplated hereby.

            5.5 Financial Statements. A&W has previously delivered to Agritope copies of (a) the balance sheets of A&W as of February 28 for the fiscal years 1996, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996, 1995, and 1994, together with the related notes, in each case accompanied by the audit report of Boros & Farrington, independent public accountants, and (b) the audited balance sheets of A&W as of September 30, 1996, and the related audited statements of income, cash flows, and changes in stockholders' equity for the [seven] months then ended (subparagraphs (a) and (b) of 5.5 hereinafter collectively referred to as the "A&W Financial Statements"). The A&W Financial Statements fairly present the results of the consolidated operations and changes in stockholders' equity and financial position of A&W for the respective fiscal periods or as of the respective dates therein set forth. The A&W Financial Statements has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto.

            5.6 Current Assets. Other than as disclosed in the A&W Financial Statements:

            (a) All accounts receivable of A&W represent arm's length sales actually made in the ordinary course of business and are: (i) collectible (net of the reserves shown on the books of A&W) in the ordinary course of business; and (ii) subject to no counterclaim or setoff and are not in dispute.

            (b) The inventories of A&W, including advances to growers, meet A&W's quality standards, are usable and salable in the ordinary course of business, have a net realizable value at least equal to the value shown on the books of A&W, and are valued in accordance with GAAP at the lower of cost (on a FIFO basis) or market.

            (c) No write-down in inventory has been made or should have been made pursuant to GAAP during the past two years.

            5.7 Absence of Certain Changes. Since September 30, 1996, there has not been:

            (a) Any material adverse change in the financial condition, assets, liabilities, business, prospects or operations of A&W;

            (b) Any loss, damage or destruction to the assets of A&W, whether covered by insurance or not, which has or will have a material adverse effect on the financial condition or the business, prospects or results of operations of A&W;

            (c) Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of A&W (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

            (d) Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of A&W;

            (e) Any commitment or transaction by A&W (including, without limitation, any capital expenditure) other than in the ordinary course of business consistent with past practice, which commitment or transaction resulted or will result in the expenditure of funds in excess of $50,000;

            (f) Any declaration, setting aside, or payment of any dividend or any other distribution in respect of capital stock of A&W; any redemption, purchase or other acquisition by A&W of any capital stock of A&W, or any security relating thereto, or any other payment to any shareholder of A&W as such a shareholder, except that at any time prior to the Effective Time, A&W may declare and pay a cash dividend not to exceed $1,325,000 to the shareholders of A&W of record as of such declaration date;

            (g) Any sale, lease, or other transfer or disposition of any properties or assets of A&W, except for sales in the ordinary course of business;

            (h) Any indebtedness for borrowed money incurred, assumed, or guaranteed by A&W other than in the ordinary course of business;

            (i) Any entering into, amendment, or termination by A&W of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

            (j)   Any loan or advance or any grant of credit by A&W; or

            (k) Any other event or condition specifically related to A&W not in the ordinary course of business which could reasonably be expected to have a material adverse effect on the financial condition, the business, or the results of operations of A&W;

            5.8 Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the most recent balance sheet included in the A&W Financial Statements, A&W does not have any liabilities, accrued, contingent, or otherwise, other than commercial liabilities and obligations incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, which individually or in the aggregate would have a material adverse effect on the business, financial condition or results of operation of A&W.

            5.9 No Litigation. There is no action, claim, demand, citation, summons, subpoena, suit, or arbitration proceeding, pending or to the best of Shareholders' knowledge threatened against A&W, its directors (in such capacity), its business, or any of its assets. The A&W Disclosure Schedule identifies all actions, suits, proceedings, investigations and inquiries to which A&W has been a party since January 1, 1991. Except as set forth in the A&W Disclosure Schedule, neither A&W nor its business or assets is subject to any judgment, order, writ or injunction of any arbitrator or Governmental Entity.

            5.10  Compliance With Laws.

            (a) Except for failures to comply with the Laws, as hereinafter defined, which either individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of A&W, A&W (including all of its operations, practices, properties and assets) is in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, "Laws") including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, environmental protection, competition, pricing, product warranties, zoning, building, sanitation, employment, retirement, labor relations, foreign corrupt practices, import and export activities, and product advertising. A&W has not received notice of any violation or alleged violation of any Laws. A&W is not subject to liability for past or continuing violations of any Laws, which liability would have a material adverse effect on the business, financial condition, or results of operation of A&W. All reports and returns required to be filed by A&W with any Governmental Entity have been filed, and were accurate and complete except for such inaccuracies or omissions which either individually or in the aggregate would not have a material adverse effect on the business, financial condition, or results of operation of A&W.

            (b) A&W has all material licenses, permits, approvals, authorizations and consents of all Governmental Entities and all certification organizations which are required for the conduct of its business (as presently conducted). All licenses, permits, approvals, authorizations and consents which A&W has obtained (the "Licenses") are in full force and effect. Except for failures to comply with the Licenses which either individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of A&W, A&W is and has been in compliance in all respects with the Licenses.

            (c) No material amount of any Hazardous Substance (as defined below) has been discharged, released, used, or emitted into the air, water, surface water, ground water, land surface or sub-surface strata from or upon any facility of A&W or under the direction or control of any employee or agent of A&W, except in accordance with applicable Environmental Law (as defined below) in all material respects. For the purposes of this agreement, "Hazardous Substance" means any substance, whether liquid, solid or gas, listed, identified or designated as hazardous or toxic under any applicable Environmental Law, (i) which, applying criteria specified by any applicable Environmental Law, is hazardous or toxic, or (ii) the use or disposal of which is regulated under any applicable Environmental Law. For the purposes of this agreement, "Environmental Law" means any federal, state, provincial or local statute, law, ordinance, rule, regulation, order, consent, decree, judicial or administrative decision or directive of the United States or other jurisdiction now existing relating to (A) pollution or protection of the environment, including natural resources, (B) exposure of persons, including employees, to hazardous substances or other products, materials or chemicals,
(C) protection of the public health or welfare from the effects of products, by-products, waste, emissions, discharges or releases of chemical or other substances from industrial or commercial activities, or (D) regulation of the manufacture, use or introduction into commerce of substances, including without limitation formulation, packaging, labeling, distribution, transportation, handling, storage and disposal.

            (d) A&W has not transported (directly or indirectly) any Hazardous Substances to any location that is listed or proposed for listing under CERCLA or on any similar state list, or is the subject of federal, state, or local enforcement actions or investigations or remedial actions.

            (e) A&W has provided to Epitope all information, including without limitation, all studies, analyses, and test results in the possession, custody, or control of A&W relating to properties owned or leased by A&W which describe: (i) environmental conditions on, under or about such properties; and (ii) Hazardous Substances used, managed, handled, transported, treated, generated, stored or released by any person at any time on any such properties.

            5.11 Title to and Condition of Properties. Except as set forth in the A&W Disclosure Schedule and in the A&W Financial Statements, A&W has good and marketable title to all its material assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, exceptions, limitations, charges or other encumbrances of any nature whatsoever (collectively, "Liens"). All tangible assets of A&W are located at facilities owned or leased by A&W and all tangible assets located at such facilities are either owned or leased by A&W.

            5.12 Insurance. The A&W Disclosure Schedule contains a correct and complete list and a brief description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of A&W. A&W has delivered to Epitope complete and accurate copies of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of A&W.

            5.13  Contracts and Commitments.

            (a) The A&W Disclosure Schedule contains a correct and complete list and a brief description of all real and personal property leases to which A&W is a party. A&W has delivered to Agritope complete and correct copies of each lease, and all amendments thereto, listed on the A&W Disclosure Schedule.


            (b) Except as set forth in the A&W Disclosure Schedule, A&W has no agreement, understanding, contract, or commitment (written or oral) with any Shareholder or relative of any Shareholder or any officer, employee or agent of A&W.

            (c) A&W is not a party to any collective bargaining agreement with any union.

            (d) Except as listed on the A&W Disclosure Schedule, A&W is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor, or otherwise.

            (e) Except as listed on the A&W Disclosure Schedule, A&W has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person (except as provided herein) or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

            (f) A&W is not a party to nor is it bound by any agreement requiring A&W to assign any interest in any trade secret or proprietary information, or prohibiting or restricting A&W from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

            (g) Except as listed on the A&W Disclosure Schedule, A&W has no lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of $20,000, or involving performance over a period of more than 180 days.

            (h) A&W is not in default under any lease, agreement, contract or commitment, the effect of which would have a material adverse effect on the business, financial condition or results of operation of A&W, nor, to the best of Shareholders' knowledge, has any event or omission occurred which through the passage of time or the giving of notice, or both, would (x) constitute a default thereunder or cause the acceleration of any of the obligations of A&W or (y) result in the creation of any Lien on any of the assets owned, used or occupied by A&W, the effect of either of which would have a material adverse effect on the business, financial condition or results of operation of A&W.
To the best of Shareholders' knowledge, no third party is in default under any lease, agreement, contract or commitment to which A&W is a party, which failure to perform by the third party would have a material adverse effect on the business, financial condition or results of operation of A&W, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default by a third party under a contract or commitment to which A&W is a party which event or omission would give rise to termination or right of termination thereof and the termination of which would have a material adverse effect on the business, financial condition or results of operation of A&W.

            5.14 Employee Benefit Plans. The A&W Disclosure Schedule contains a correct and complete list and a brief description of all pension, profit sharing, retirement, bonus, executive or deferred compensation, hospitalization and other fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," severance agreements or plans, vacation and sick leave plans including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, are provided for the benefit of, or relate to, any persons employed or formerly employed by A&W. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements." True and correct copies of all written Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Epitope. A&W is in compliance with and has made all payments due under all Employee Plans/Agreements and, with respect to the Employee Plans/Agreements, A&W is in compliance with all applicable federal and state laws and regulations, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operation of A&W.

            5.15 Employment Compensation. The A&W Disclosure Schedule contains a correct and complete list and a brief description of all employees to whom A&W is paying compensation; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

            5.16 Patents, Trademarks, Etc.. The A&W Disclosure Schedule contains a correct and complete list and a brief description of all United States and foreign trademarks, service marks, trade names, brand names, copyrights, including registrations and application, patent and patent applications, and employee covenants and agreements respecting intellectual property ("Trade Rights") in which A&W now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by A&W, and also indicating which of such Trade Rights are registered. To the best of Shareholders' knowledge, all Trade Rights registrations and all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. To the best of Shareholders' knowledge, in order to conduct the business of A&W as such is currently being conducted, A&W does not require any Trade Rights that it does not already have. To the best of Shareholders' knowledge, A&W is not infringing and has not infringed on any Trade Rights of another in the operation of its business, nor is any other person infringing on the Trade Rights of A&W. A&W has not granted any license or made any assignment of any Trade Right and no other person has any right to use any Trade Right owned or held by A&W. A&W does not pay any royalties or other consideration for the right to use any Trade Rights of others. Shareholders are not aware of any inquiries or investigations challenging or threatening to challenge the right, title and interest of A&W with respect to its continued use and right to preclude others from using any Trade Rights of A&W. A&W has not been presented with claims nor served in any litigation challenging or threatening to challenge the right, title and interest of A&W with respect to its continued use and right to preclude others from using any Trade Rights of A&W. To the best of Shareholders' knowledge, all Trade Rights of A&W are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of A&W.

            5.17  Customers and Suppliers.

            (a) The A&W Disclosure Schedule contains a correct and complete list and a brief description of all the customers, including distributors, of A&W for 1995 and the first nine months of 1996, and the dollar volume of business done with each listed party during such periods. The Shareholders have no knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed will not continue to be customers of the businesses of A&W after the Effective Time at substantially the same level of purchases.

            (b) The A&W Disclosure Schedule contains a correct and complete list and a brief description of all the suppliers to A&W for 1995 and the first nine months of 1996. The Shareholders have no knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers will not continue to be suppliers to A&W after the Closing Date and will not continue to supply substantially the same quantity and quality of goods at competitive prices.

            (c) The A&W Disclosure Schedule contains a correct and complete list and a brief description of all standard warranties of A&W for sales of its products.

            5.18  Tax Matters.

            (a) A&W has filed all federal, state, and other tax returns (including foreign and informational returns) of every nature required to be filed by it and has paid all taxes (whether or not requiring the filing of returns) including all deficiencies, assessments, additions to tax, penalties and interest of which notice has been received, to the extent such taxes or other amounts have become due. The information contained in such returns is true and correct in all material respects. All tax liabilities have been fully and properly reflected in the A&W Financial Statements. A&W's income tax returns have not been examined by the Internal Revenue Service. There are no outstanding agreements or waivers extending the statutory period of limitation for any federal or state tax return of A&W for any period. A&W has made all required deductions and payments and has properly prepared and delivered all required documents in connection with the withholding of taxes from the wages and other compensation of its employees. A&W has filed and paid all sales/use tax returns for all states and foreign countries in which it has responsibility to do so. The information contained in the sales/use tax returns is true and correct in all material respects.

            (b) The Shareholders jointly and severally agree to indemnify Epitope and the Surviving Corporation for any tax liability of A&W attributable to periods prior to the Effective Time in excess of the reserves for taxes set forth in the A&W Financial Statements.

            (c) With respect to claims resulting from or arising out of a breach of the representations and warranties set forth in this Section 5.18, due to the improper inclusion in income, the improper deduction from income, or the improper taking of a credit against taxes of any amount in one or more years, as a result of which A&W becomes entitled to exclude from income, deduct from income, or receive a credit against taxes, as the case may be, (the "Adjustments"), any such amount in any other taxable year or years of A&W with respect to which (i) the applicable statute of limitations has not run or, (ii) if such statute of limitations has run, Sections 1311 through 1314 of the Code may be applied advantageously by A&W or Epitope, Epitope shall be entitled to damages for such breach only to the extent of the net amount of such claims after giving effect to the Adjustments and any penalty or interest payments associated therewith.

            5.19 Banks; Powers of Attorney. The A&W Disclosure Schedule contains a correct and complete list showing:

            (a) The name of each bank at which A&W has an account, a line of credit, or a safe deposit box; the numbers of all bank accounts and safe deposit boxes; and the name of each person authorized to draw thereon or have access thereto; and

            (b) The name of each person holding a power of attorney from A&W and a summary of the terms thereof.

            5.20 Adverse Conditions. There are no conditions known to any Shareholder with respect to the markets, products, facilities, or personnel of A&W which might have a material adverse effect on the business, financial condition or results of operation of A&W other than such conditions as may affect the produce industry as a whole.

            5.21  Investment Representations.

            (a) For a reasonable time before the execution of this agreement, each Shareholder has been given the opportunity to ask questions and receive answers concerning Epitope and Epitope Common Stock, and to obtain any additional information that Epitope possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished to such Shareholder. Each Shareholder has received any such additional information that such Shareholder has requested.

            (b) Each Shareholder has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Epitope Common Stock and has the ability to bear the economic risk of that investment.

            (c) None of the Shareholders has relied on any representation of Epitope regarding the value of Epitope Common Stock or A&W Common Stock. Each Shareholder has made his own independent analysis of the value of Epitope Common Stock, A&W Common Stock, and the consideration he is receiving in connection with the Merger.

            (d) Each Shareholder is acquiring the Epitope Common Stock for such Shareholder's own account and not on behalf of any other person. Each Shareholder is acquiring the Shares without a view to distribution and without the intent to divide such Shareholder's participation with others by reselling or otherwise distributing Epitope Common Stock, either directly or indirectly, other than in compliance with applicable state and federal laws or regulations.

            (e)   Each Shareholder has received a draft dated
November 1, 1996, of the registration statement on Form S-4 (the "S-4 Registration Statement") being prepared by Epitope for filing with the Securities and Exchange Commission (the "SEC") under the Securities Act in connection with the reclassification of the Epitope Common Stock into the Medical Products Stock and Agritope Stock, which includes a copy of the Company's September 30, 1996 year- end financial statements, which are in the process of being audited. Each Shareholder understands that until the S-4 is filed with the SEC, the information contained therein is nonpublic information. Each Shareholder agrees not to use any such nonpublic information in violation of any federal securities laws.

            (f) Each Shareholder makes the warranties in this Section 5.21 only as to himself, and not with respect to any other Shareholder.

            5.22  Nature of Shares.  Each Shareholder is aware that:

            (a) At the Effective Time, the Epitope Common Stock to be issued in connection with the Merger will not be registered under federal securities laws. Therefore, until the registration described in paragraph (b) below becomes effective, such shares must be held, unless an exemption from registration is available. The shares will bear substantially the following legend until such time as Epitope's counsel advises that such legend is no longer required:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS. THEY MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS THE TRANSACTION IS REGISTERED OR UNLESS THE ISSUER IS FURNISHED A SATISFACTORY OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED.

            (b) The form of Registration Agreement (the "Registration Agreement") attached as Exhibit C to this agreement provides for Epitope to use good-faith efforts to register under the Securities Act the shares of Epitope Common Stock received by the Shareholders in the Merger and to maintain such registration effective for up to two years from the Effective Time, subject to the terms and conditions set forth in the Registration Agreement.

            5.23 Broker's Fees. Neither A&W, its officers or directors, nor any Shareholder has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this agreement.

            5.24 Disclosure. To the best of Shareholders' knowledge, no representation or warranty by the Shareholders in this agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of the Shareholders or A&W pursuant to this agreement, nor any document or certificate delivered to Agritope pursuant to this agreement or in connection with transactions contemplated hereby, contains any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

            5.25 Knowledge. Each Shareholder has been actively involved in various aspects of the operation and management of A&W since its formation, except for Keith Andrew who became a shareholder in 1992 and became actively involved at such time. The use of the terms "to the best of Shareholders' knowledge" or "to the Shareholders' knowledge" (and variants thereof) in this agreement shall be deemed to include knowledge that each Shareholder as an active participant in the day-to-day operations of A&W should have had.


                                  ARTICLE VI
                      REPRESENTATIONS AND WARRANTIES OF
                                    EPITOPE

            Except as set forth in the S-4 Registration Statement and the reports and other documents on file with the SEC under the Securities Exchange Act of 1934, Epitope hereby represents and warrants to A&W and each Shareholder as follows:

            6.1   Corporate Organization.

            (a) Epitope is a corporation duly organized and validly existing under the laws of the state of Oregon. Epitope Sub is a corporation duly organized and validly existing under the laws of the state of California, which is a wholly-owned subsidiary of Epitope and was formed solely for the purpose of effecting the Merger. Epitope has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on it.

            6.2 Capitalization. The authorized capital stock of Epitope consists of 30 million shares of Epitope Common Stock and 1 million shares of preferred stock, $.01 par value. At the close of business on September 30, 1996, 12,937,383 shares of Epitope Common Stock and no shares of preferred stock were outstanding. Rights to acquire Epitope Common Stock are also outstanding under various employee benefit plans and agreements, and other warrants to acquire Epitope Common Stock held by various investors, consultants, and others, which if fully exercised would, as of such date, result in 5,601,523 shares of Epitope Common Stock outstanding.

            6.3 Validity of Shares. When issued in accordance with this agreement, the Epitope Common Stock to be issued to the Shareholders in connection with the Merger shall be validly issued, fully paid, and nonassessable.

            6.4   Authority; No Violation.

            (a) Epitope and Epitope Sub each has full corporate power and authority to execute and deliver this agreement and to consummate the transactions contemplated hereby. The execution and delivery of this agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Epitope and Epitope Sub. Epitope has approved this agreement in its capacity as sole shareholder of Epitope Sub. No other corporate proceedings on the part of Agritope or Epitope Sub are necessary to approve this agreement and to consummate the transactions contemplated hereby. This agreement has been duly and validly executed and delivered by Epitope and Epitope Sub and (assuming due authorization, execution, and delivery by A&W and the Shareholders) constitutes valid and binding obligations of Epitope and Epitope Sub, enforceable against Epitope and Epitope Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

            (b) Neither the execution and delivery of this agreement by Epitope and Epitope Sub nor the consummation by Epitope and Epitope Sub of the transactions contemplated hereby, nor compliance by Epitope and Epitope Sub with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Epitope or Epitope Sub or
(ii) assuming that the consents and approvals referred to in Sections 5.4 and
6.5 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Epitope or Epitope Sub or any of their respective properties or assets, or
(y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Epitope or Epitope Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Epitope or Epitope Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, will not have or be reasonably likely to have a material adverse effect on Epitope or Epitope Sub.

            6.5 Consents and Approvals. Except for (i) the filing of the Merger Agreement with the California Secretary pursuant to the CGCL and
(ii) such filings and approvals as are required to be made or obtained under federal or state securities laws in connection with the issuance of the shares of Epitope Common Stock pursuant to this agreement, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by Epitope or Epitope Sub of this agreement and (B) the consummation by Epitope or Epitope Sub of the Merger and the other transactions contemplated hereby.

            6.6 Financial Statements. Epitope has previously delivered to A&W copies of the consolidated balance sheets of Epitope and its subsidiaries as of September 30, for the fiscal years 1996, 1995, and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996, 1995, 1994, and 1993, in each case accompanied by the audit report of Price Waterhouse LLP, independent public accountants, with respect to Epitope. The financial statements referred to in this Section 6.6 including the related notes (the "Epitope Financial Statements") fairly present the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Epitope and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of the Epitope Financial Statements has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto.

            6.7 Absence of Certain Changes. Since September 30, 1996, there has not been:

            (a) any material adverse change in the financial condition, assets, liabilities, business, prospects or operations of Epitope;

            (b) any loss, damage or destruction to the assets of Epitope, whether covered by insurance or not, which has or will have a material adverse effect on the financial condition or the business, prospects or results of operations of Epitope;

            (c) any material increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Epitope or (including, without limitation, any material increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

            (d) any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Epitope;

            (e) any commitment or transaction by Epitope (including, without limitation, any capital expenditure) other than in the ordinary course of business consistent with past practice;

            (f) any sale, lease, or other transfer or disposition of any properties or assets of either Epitope, except for sales in the ordinary course of business;

            (g) any indebtedness for borrowed money incurred, assumed, or guaranteed by Epitope other than in the ordinary course of business;

            (h) any entering into, amendment, or termination by either Epitope of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

            (i) any loan or advance or any grant of credit by Epitope other than in the ordinary course of business; or

            (j) any other event or condition specifically related to Epitope not in the ordinary course of business which would have a material adverse effect on the assets or the business of Epitope taken as a whole.

            6.8 Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the most recent balance sheet included in the Epitope Financial Statements, to the best of Epitope's knowledge, Epitope does not have any liabilities, accrued, contingent, or otherwise, other than commercial liabilities and obligations incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, none of which has or will have a material adverse effect on the business, financial condition or results of operations of Epitope taken as a whole.

            6.9 No Litigation. There is no action, claim, demand, citation, summons, subpoena, suit, arbitration proceeding, investigation, or inquiry pending or threatened against Epitope, its directors (in such capacity), its business, or any of its assets which if successfully concluded against it would have a material adverse effect on the financial condition of its business, prospects or results or operation.

            6.10  Compliance With Laws.

            (a) Except for failures to comply with the Laws, which either individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of Epitope, Epitope is, in compliance with all Laws including, without limitation, those applicable to federal and state securities laws and regulations, discrimination in employment, occupational safety and health, trade practices, environmental protection, competition, pricing, product warranties, zoning, building, sanitation, employment, retirement, labor relations, foreign corrupt practices, import and export activities, and product advertising. Epitope has not received notice of any violation or alleged violation of any Laws. All reports, specifically including but not limited to all filings with the SEC and all returns required to be filed by Epitope with any Governmental Entity have been filed, and were accurate and complete when filed in all material respects.

            (b) Epitope has all material Licenses which are required for the conduct of its business (as presently conducted), and all such Licenses are in full force and effect. Except for failures to comply with the Licenses which either individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of Epitope, Epitope is and has been in compliance in all respects with the Licenses.

            (c) No material amount of any Hazardous Substance has been discharged, released, used, or emitted into the air, water, surface water, ground water, land surface or sub-surface strata from or upon any facility of Epitope or under the direction or control of any employee or agent of Epitope, except in accordance with applicable Environmental Law in all material respects.

            (d) Epitope has not transported (directly or indirectly) any Hazardous Substances to any location that is listed or proposed for listing under CERCLA or on any similar state list, or is the subject of federal, state, or local enforcement actions or investigations or remedial actions.

            (e) Epitope has provided to A&W all information, including without limitation, all studies, analyses, and test results in the possession, custody, or control of Epitope relating to properties owned or leased by Epitope which describe: (i) environmental conditions on, under or about such properties; and (ii) Hazardous Substances used, managed, handled, transported, treated, generated, stored or released by any person at any time on any such properties.

            6.11 Title to and Condition of Properties. Except for those exceptions to title which either individually or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of Epitope, Epitope has good and marketable title to all its material assets, free and clear of all Liens. All tangible assets of Epitope are located at facilities owned or leased by Epitope and all tangible assets located at such facilities are either owned or leased by Epitope.

            6.12 Patents, Trademarks, Etc.. To the best of Epitope's knowledge, all Trade Rights registrations and all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. To the best of Epitope's knowledge, in order to conduct the business of Epitope as such is currently being conducted, Epitope does not require any Trade Rights that it does not already have. To the best of Epitope's knowledge, Epitope is not infringing and has not infringed on any Trade Rights of another in the operation of its business, nor is any other person infringing on the Trade Rights of Epitope. Epitope has not granted any license or made any assignment of any Trade Right and no other person has any right to use any Trade Right owned or held by Epitope. Epitope does not pay any royalties or other consideration for the right to use any Trade Rights of others. Epitope is not aware of any inquiries or investigations challenging or threatening to challenge the right, title and interest of Epitope with respect to its continued use and right to preclude others from using any Trade Rights of Epitope. Epitope has not been presented with claims nor served in any litigation challenging or threatening to challenge the right, title and interest of Epitope with respect to its continued use and right to preclude others from using any Trade Rights of Epitope. To the best of Epitope's knowledge, all Trade Rights of Epitope are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Epitope.

            6.13 Adverse Conditions. There are no conditions known to Epitope with respect to the markets, products, facilities, or personnel of either Epitope or Agritope which would materially adversely affect its business or prospects.

            6.14 Broker's Fees. Except for Vector Securities International, Inc., and fees payable to such entity (which will be paid by Epitope), neither Epitope nor Epitope Sub nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this agreement.

            6.15 Disclosure. No representation or warranty by Epitope in this agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Epitope or Epitope Sub pursuant to this agreement, nor any document or certificate delivered to A&W or the Shareholders pursuant to this agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they are made.

            6.16 Definitions. Wherever in this Article VI, representations and warranties are being given regarding Epitope, they shall also be deemed to include Agritope, unless the context requires otherwise.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

            7.1 Actions in Connection with Merger. Each party shall use its reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper, or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in this agreement, to consummate the transactions contemplated by this agreement, and (b) to obtain (and to cooperate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by any party in connection with the Merger and the other transactions contemplated by this agreement.

            7.2 Transition. Prior to the Effective Time, Epitope and A&W shall consult with one another and cooperate as reasonably requested by Epitope to facilitate the integration of their respective operations as promptly as practicable after the Effective Time. Such cooperation shall include (without limitation), if requested, communicating with employees, consulting regarding material contracts, renewals, and capital commitments to be entered into by A&W, making arrangements for employee training, and taking action to facilitate an orderly conversion of accounting and data processing operations to occur promptly following the Effective Time.

            7.3 Further Assurances. From time to time after the Effective Time, as and when requested by Epitope or the Surviving Corporation, the Shareholders and the officers and directors of A&W last in office prior to the Effective Time shall execute and deliver such deeds and other instruments of transfer and shall take or cause to be taken such further actions as shall be reasonably necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise to the Surviving Corporation, to the extent such officers and directors have the power to do so, title to and possession of all the properties, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of A&W.

            7.4   Share Legend.

            (a) When issued at or after the Effective Time, 15 percent (78,000) of the shares of Epitope Common Stock to be received by the Shareholders will not be subject to transfer without the prior written consent of Epitope and the certificates representing such shares will bear the following legend (in addition to the legend described in Section 5.22):

            THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE
            TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF
            EPITOPE, INC., PURSUANT TO THE TERMS OF AN ACQUISITION AND MERGER AGREEMENT DATED NOVEMBER 6, 1996.

            (b) In the event of a breach by the Shareholders of one or more of the representations, warranties, or covenants contained herein, the Shareholders will transfer to Epitope the number of shares of Epitope Common Stock, valued at $13.50 per share, equal to the amount of damages suffered by Epitope as a result of the breach, up to a maximum of 10 percent (52,000) of the shares of Epitope Common Stock received by the Shareholders at the Effective Time.

            (c) In the event that during the period from the Effective Time through the Expiration Date, A&W fails to collect from grower advances outstanding as of the Effective Time an amount equal to the grower advances reflected in A&W's financial statements as of the Effective Time, the Shareholders will, in addition to the shares required to be transferred pursuant to Section 7.4(b), transfer to Epitope the number of shares of Epitope Common Stock, valued at $13.50 per share, equal to the difference between (i) the amount of the grower advances collected during such period from grower advances outstanding as of the Effective Time and (ii) the amount of the grower advances reflected in the A&W financial statements as of the Effective Time, up to a maximum of 5 percent (26,000) of the shares of Epitope Common Stock received by the Shareholders at the Effective Time.

            (d) The total aggregate amount of Epitope Common Stock subject to transfer to Epitope pursuant to paragraphs (b) and (c) above is 15 percent of the shares received by the Shareholders at the Effective Time (78,000 shares).

            (e) The Shareholders' obligations to transfer shares of Epitope Common Stock to Epitope pursuant to paragraphs (b) and (c) above will terminate as follows:

                  (i)   if, on the date the audit of Epitope's
            September 30, 1997, financial statements is completed, no claim in connection with breach of the representations, warranties or covenants of the Shareholders has been asserted and remains unresolved, then the Shareholders' obligations to make transfers pursuant to paragraph (b) will terminate; and

                  (ii)  if, on the date one year after the
            Effective Time, no claim in connection with a default of any of A&W growers of the grower's obligations to repay advances outstanding as of the Effective Time has been asserted and is unresolved, then the Shareholders' obligations to make transfers pursuant to paragraph (c) shall terminate.

            (f) The restrictions on transfer described in paragraph (a) above will terminate, and the legend described in such paragraph may be removed, at such time when the Shareholders' obligations pursuant to paragraphs (b) and (c) have terminated as described in paragraph (e) above.

            7.5 Rights of Access. A&W and the Shareholders covenant that until the Effective Time, A&W will give Epitope and its representatives, including its counsel and certified public accountants, full access during normal business hours to all properties, documents, contracts, books and records of A&W, including any information with respect to its business affairs and properties as Epitope from time to time may reasonably request.

            7.6 Corporate Records, Contracts, Etc. A&W and the Shareholders covenant that from the date hereof through the Effective Time:

            (a) A&W will promptly furnish Epitope complete and accurate copies of minutes of any meetings of the directors or shareholders of A&W held after the date of this agreement and of any resolutions adopted by such directors or shareholders pursuant to written consents after such date.

            (B) A&W will promptly make available to Epitope complete and accurate copies of all contracts and agreements involving an amount in excess of $5,000 entered into by A&W or after the date hereof.

            (C) A&W will identify to Epitope on a monthly basis, and otherwise from time to time as Epitope may reasonably request, any actual or potential adverse developments concerning the business of A&W and will provide Epitope with such information regarding such matters as Epitope may reasonably request.

            7.7 Current Financial Information. A&W and the Shareholders covenant that pending the Effective Time, A&W shall promptly provide Epitope copies of all regularly prepared monthly financial statements or reports of A&W for the months ending between the date of this agreement and the Effective Time. Such financial statements or reports shall be verified by the Chief Financial Officer of A&W and will be prepared in accordance with generally accepted accounting principles consistently applied, except for normal recurring year-end adjustments, which will not be material and that statements of cash flows, statements of changes in shareholders' equity and footnotes may be omitted.

            7.8 Certain Forbearances by A&W. A&W and the Shareholders covenant that without the prior written consent of Epitope, A&W shall not on or after the date of this agreement:

            (a) other than borrowings under its usual credit line in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

            (b) adjust, split, combine, or reclassify any capital stock; make, declare or pay any dividend (other than the Permitted Dividend) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations, convertible into or exchangeable for any shares of its capital stock, or grant or issue any stock appreciation rights or grant or issue to any individual, corporation or other entity any right to acquire any shares of its capital stock; or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable for shares of its capital stock;

            (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity, except sales of inventory in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this agreement or cancel, release or assign any indebtedness to any such person or any claims held by any such person;

            (d) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

            (e) enter into any contract or agreement that involves an amount in excess of $5,000 (except sales of inventory in the ordinary course of business) or that will have a term in excess of 180 days or terminate or materially modify any contract or agreement that involves an amount in excess of $5,000 or that has a remaining term in excess of 180 days, or commit to any capital expenditure, or make any capital expenditure not committed to prior to the date of this agreement, in excess of $5,000;

            (f) increase in any manner the compensation or fringe benefits of any of its employees other than regularly scheduled increases for non-managerial employees in the ordinary course of business consistent with past practice or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than amendments required to comply with applicable legal requirements, or accelerate the vesting of any stock options or other stock-based compensation;

            (g) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it with any corporation or other entity other than as provided by this agreement (and A&W shall promptly notify Epitope of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters) or participate in any negotiations concerning or otherwise facilitate any such transaction;

            (h) settle any claim, action or proceeding involving material money damages, except in the ordinary course of business consistent with past practice;

            (i) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of
      Section 368 of the Code;

            (j)   amend its certificate of incorporation or its bylaws;

            (k) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this agreement, except, in every case, as may be required by applicable law;

            (l) take any action that would adversely affect or delay its ability to obtain any necessary approvals of any Governmental Entity or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this agreement; or

            (m) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.8.

            7.9   Certain Forbearances by Epitope.

            During the period from the date of this agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Epitope shall not, without the prior written consent of A&W:

            (a) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of
      Section 368 of the Code;

            (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions of the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this agreement, except, in every case, as may be required by applicable law;

            (c) take any action that would adversely affect or delay its ability to obtain any necessary approvals of any Governmental Entity or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this agreement; or

            (d) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.9.

            7.10 Preservation of Business. A&W and the Shareholders covenant that pending the Effective Time, A&W:

            (a) will carry on its business and manage its assets and properties diligently and substantially in the same manner heretofore;

            (b) will continue to adhere to its existing policies and practices concerning the conduct of its business;

            (c) will use its best efforts to preserve its business organization intact, to keep available its present employees, and to preserve its present relationships with growers, providers, customers, and others having business dealings with it; and

            (d) will use its best efforts not to do or fail to do anything that will cause breach of or a default in any contract, agreement, commitment or obligation to which it is a party or by which it may be bound.

            7.11 Scheduled A&W Debt. Schedule 7.11 attached hereto contains a list of all A&W indebtedness outstanding as of the date of this agreement (the "Scheduled A&W Debt"), including notes dated September 30, 1996, payable to the Shareholders in the aggregate amount of $902,160 (the "Shareholder Notes"). Immediately after the Effective Time, Epitope shall cause the Surviving Corporation to pay to the Shareholders an aggregate amount of $357,160 in partial satisfaction of the Shareholder Notes. Thereafter, Epitope shall cause the Surviving Corporation to pay the Scheduled A&W Debt in accordance with its terms.

            7.12  Noncompetition Agreement.

            (a) Each Shareholder acknowledges that by virtue of his position with A&W he has developed considerable expertise in the business operations of A&W and has had access to extensive confidential information with respect to A&W. Each Shareholder recognizes that Epitope and A&W would be irreparably damaged if such Shareholder were to enter into an activity competing with A&W's business in violation of the terms of this Section 7.12 or if such Shareholder were to disclose or make unauthorized use of any confidential information concerning the business of A&W. Accordingly, each Shareholder expressly acknowledges that he is voluntarily entering into this noncompetition agreement and that the terms and conditions of this Section 7.12 are fair and reasonable to such Shareholder in all respects.

            (b) For five (5) years following the Effective Date (the "Noncompetition Period"), the Shareholders shall not, directly or indirectly, without the prior written consent of Epitope, (i) own, manage, control, finance or participate in the ownership, management, control or financing of, or be connected as an officer, director, key employee, partner, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with the business of A&W, Epitope, or any Affiliate of Epitope, within each of the geographical units which are listed in
      Schedule 7.12 hereto (the "Territory"), or (ii) engage in any other manner, within the Territory, in any business which is competitive with the business of A&W, Epitope, or any Affiliate of Epitope. Notwithstanding the above, the Shareholders shall not be deemed to be engaged directly or indirectly in any business in contravention of subparagraphs (i) or (ii) above, if (x) the Shareholder participates in any such business solely as a passive investor in up to 1% of the equity securities of a company or partnership, the securities of which are publicly traded, or
      (y) the Shareholder is employed by a business or enterprise that is engaged primarily in a business other than the business of A&W, Epitope, or any Affiliate of Epitope and such Shareholder does not apply his expertise at such business or enterprise to that part of such business or enterprise that is or could be competitive with the business of A&W, Epitope, or any Affiliate of Epitope.

            (c)   The covenants of the Shareholders set forth in this
      Section 7.14 shall be construed as independent of any other agreement or arrangement between the Shareholders, on the one hand, and A&W or Epitope or any of their Affiliates, on the other, and the existence of any claim or cause of action by the Shareholders against A&W or Epitope or any of their Affiliates shall not constitute a defense to the enforcement of such covenants against the Shareholders.

            (d) Each Shareholder acknowledges that damages alone will not be an adequate remedy for any breach by the Shareholder of the covenants set forth in this Section 7.12 and that the other parties hereto, in addition to any other remedies that they may have, shall be entitled, as a matter of right, to injunctive relief, including specific performance, in any court of competent jurisdiction with respect to any actual or threatened breach by the Shareholder of any of said covenants.

            7.13 Knowledge of Epitope. The liability of the Shareholders for any breach of the representations, warranties, or covenants contained herein shall not be affected or limited by any knowledge or imputed knowledge that Epitope has as of the date hereof or the Effective Time, except for knowledge of the information expressly set forth on the A&W Disclosure Schedule.

            7.14 Materiality. The terms "material" and "material adverse effect" as used in this agreement shall mean any single condition or effect with a financial impact exceeding $20,000 or which when aggregated with other conditions or effects has a financial impact exceeding $100,000 in the aggregate.

            7.15 Limitation of Liability. The liability of each of the Shareholders for damages resulting from a breach of the representations, covenants, or warranties set forth in this agreement or from an indemnification claim under Section 5.18(b) shall be limited to a percent of the total damages that is equal to the percent of shares of A&W Common Stock that the Shareholder owns as of the date of this agreement.

                                 ARTICLE VIII
                             CONDITIONS PRECEDENT

            8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) All regulatory approvals required to consummate the transactions contemplated hereby ("Requisite Regulatory Approvals") shall have been obtained without the imposition of any conditions that are in Epitope's reasonable judgment unduly burdensome and shall remain in full force and effect, and all other material consents or approvals of any third party required in connection with the consummation of the Merger as set forth in the A&W Disclosure Schedule or Epitope Disclosure Schedule shall have been obtained.

            (b) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

            (c) Epitope shall have received an opinion of KPMG Peat Marwick LLP, and A&W shall have received an opinion of Boros and Farrington, in form and substance reasonably satisfactory to Epitope and A&W, respectively, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as part of a reorganization within the meaning of Section 368 of the Code and that accordingly:

                  (i)   no gain or loss will be recognized by
            Epitope, Epitope Sub or A&W as a result of the Merger;

                  (ii) no gain or loss will be recognized by the Shareholders with respect to the receipt of Epitope
            Common Stock pursuant to the Merger; and

                  (iii) the tax basis of the Epitope Common Stock
            received by the Shareholders in the Merger will be the same as the tax basis of the A&W Stock surrendered in exchange therefor.

            In rendering such opinions, the accountants may require and rely upon representations contained in certificates of officers of Epitope, A&W and others. The opinion of KPMG Peat Marwick LLP will not be provided to, or be relied upon by, parties other than Epitope.

            (d) The Surviving Corporation shall have entered into employment agreements with each of the Shareholders substantially the same as the form attached as Exhibit D.

            (e) The Epitope Common Stock issued in the Merger shall have been approved for listing by the AMEX upon official notice of issuance.

            (f) The appropriate parties shall have executed an Agreement of Merger in form sufficient for filing with the California Secretary.

            8.2 Conditions to Obligations of Epitope and Epitope Sub. The obligation of Epitope and Epitope Sub to effect the Merger is also subject to the satisfaction or waiver by Epitope, at or prior to the Effective Time of the following conditions:

            (a) The representations and warranties of A&W and the Shareholders set forth in this agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date. Epitope shall have received a certificate signed by each Shareholder and signed on behalf of A&W by the Chief Executive Officer and Chief Financial Officer of A&W to the foregoing effect.

            (b) A&W and the Shareholders shall have performed in all material respects all obligations required to be performed by them under this agreement at or prior to the Closing Date, and Agritope shall have received a certificate signed on behalf of A&W by the Chief Executive Officer and the Chief Financial Officer of A&W and by each of the Shareholders to such effect.

            (c) Epitope shall have received a satisfactory opinion of its counsel, Miller, Nash, Wiener, Hager & Carlsen LLP, in form and substance reasonably satisfactory to Epitope, to the effect that the issuance of shares of Epitope Common Stock in the Merger does not require registration under the Securities Act. Such counsel may rely upon certificates of the parties and upon the representations and warranties of the parties in this agreement and any document or agreement referred to in this agreement or delivered in connection with the transactions contemplated hereby. The opinion of Miller, Nash, Wiener, Hager & Carlsen LLP will not be provided to, or be relied upon by, parties other than Agritope and Epitope.

            (d) Epitope shall have completed renegotiation of A&W's indebtedness to Wells Fargo Bank, National Association.

            (e) Epitope shall have received the written resignations of all the directors and officers of A&W, effective as of the Effective Time.

            (f) Epitope shall have received a satisfactory opinion from Klein, Wegis, DeNatale, Goldner & Muir, LLP, counsel to A&W.

            (g) The Shareholders shall have surrendered to Epitope the A&W Certificates representing all the outstanding shares of A&W capital stock for cancellation.

            (h) Each Shareholder shall have executed and delivered to Epitope a letter confirming that he does not intend to sell the Epitope Common Stock he receives pursuant to this agreement, in order to comply with requirements for treating the Merger as a pooling of interests.

            (i) During the period from the date of this agreement to the Effective time, there shall not have been any material adverse change (or development involving a prospective material adverse change in the business operations, earnings, assets, properties or condition (financial or otherwise) of A&W and there shall not have been any material loss involving or damage to any of its properties or assets, and Epitope shall have received a certificate dated the Effective Time to such effect signed by A&W and each of the Shareholders, to their best knowledge.

            (j) Epitope shall have received such other evidence of the accuracy of A&W's and the Shareholder's representations and warranties, of compliance with A&W's and the Shareholder's covenants and of the satisfaction of the foregoing conditions as may be reasonably requested by Epitope.

            (k) Epitope shall have received an opinion from Price Waterhouse LLP, to the effect that Epitope may account for the Merger as a pooling of interests.

            (l) Epitope shall have completed renegotiation of A&W's lease dated August 1, 1991, with Williamson & Andrew.

            (m) Fred L. Williamson shall have transferred his interest in Andrew y Williamson de Mexico to A&W.

            8.3 Conditions to Obligations of A&W. The obligation of A&W to effect the Merger is also subject to the satisfaction or waiver by A&W at or prior to the Effective Time of the following conditions:

            (a) The representations and warranties of Epitope set forth in this agreement are true and correct as of the Closing Date as though made on and as of the Closing Date. A&W shall have received certificates signed on behalf of Epitope by an executive officer to the foregoing effect.

            (b) Epitope shall have performed in all material respects all obligations required to be performed by it under this agreement at or prior to the Closing Date, and A&W shall have received certificates signed on behalf of Epitope by an executive officer to such effect.

            (c) The Shareholders shall have received a satisfactory opinion from Miller, Nash, Wiener, Hager & Carlsen, LLP, counsel to Epitope.

            (d) Epitope shall have prepared and signed the written instructions to its transfer agent described in Section 3.2(b) above.

            (e) A&W and the Shareholders shall have received such other evidence of the accuracy of Epitope's representations and warranties, of compliance with its covenants and of satisfaction of the foregoing conditions as A&W may reasonably request.


                                  ARTICLE IX
                           TERMINATION AND AMENDMENT

            9.1 Termination. This agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of A&W:

            (a) By mutual consent of Epitope and A&W in a written instrument, if the Board of Directors of each so determines.

            (b) By either Epitope or A&W (i) if any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval and such denial has become final and nonappealable or
      (ii) any Governmental Entity of competent jurisdiction shall have issued an order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this agreement.

            (c) By any party if the Merger shall not have been consummated on or before February 1, 1997, unless the failure of the Merger to occur by such date shall be due to the breach by the party seeking to terminate this agreement of any representation, warranty, covenant, or other agreement of such party set forth herein.

            (d) By either Epitope or A&W (provided that the terminating party (or, with respect to A&W, the Shareholders) is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this agreement on the part of the other party (or, with respect to A&W, the Shareholders) which breach is not cured within forty-five
      (45) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Effective Time.

            9.2 Effect of Termination. In the event of termination of this agreement as provided in Section 9.1, this agreement shall forthwith become void and have no effect, and none of the parties shall have any liability of any nature whatsoever hereunder, except (i) Sections 9.2, 10.1 (but only with respect to termination under Section 9.1(d)), and 10.2 shall survive any termination of this agreement, and (ii) notwithstanding anything to the contrary contained in this agreement, no party shall be relieved or released from any liabilities or damages arising out of its intentional or willful breach of any provision of this agreement.

            9.3 Extension; Waiver. At any time prior to the Effective Time, Epitope and A&W may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                   ARTICLE X
                              GENERAL PROVISIONS

            10.1  Survival of Representations, Warranties, and Agreements.
The representations, warranties, covenants, and agreements in this agreement (other than the agreements set forth in Section 7.12 which shall survive as set forth therein), including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive until the later of (a) the date the audit of Epitope's September 30, 1997, financial statements is completed or (b) the date one year after the Effective Time (the "Expiration Date"). Notwithstanding the foregoing sentence, the Shareholders agree to pay over to A&W any refund of taxes plus accrued interest which they may receive (either before or after the Expiration Date) from the Internal Revenue Service and/or the State of California attributable to a determination by the Internal Revenue Service or the California Franchise Tax Board that the A&W status as an "S corporation" as that term is defined in Section 1361(a)(1) of the Internal Revenue Code of 1986 or the analogous section of the California Revenue and Taxation Code, was terminated during a period of time beginning December 21, 1995 and ending April 30, 1996.

            10.2 Expenses. Epitope shall pay the fees for accounting services performed by Boros & Farrington in connection with the Merger and shall pay one-half of the fees for legal services performed by Klein, Wegis, DeNatale, Goldner & Muir, LLP, in connection with the Merger. All other costs and expenses incurred in connection with this agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

            10.3 Notices. All notices under this agreement shall be in writing and shall be deemed given when delivered personally, when sent by fax (with prompt confirmation by mail), four business days after mailed by certified mail (return receipt requested), or one business day after being sent by a recognized overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            If to Agritope, Epitope, Epitope Sub, or the Surviving Corporation, to:

                  Epitope, Inc.
                  8505 S.W. Creekside Place
                  Beaverton, Oregon  97005
                  Facsimile:  (503) 641-8665
                  Attention:  President

            with copies to:

                  Miller, Nash, Wiener, Hager & Carlsen LLP
                  3500 U. S. Bancorp Tower
                  111 S.W. Fifth Avenue
                  Portland, Oregon  97204
                  Facsimile:  (503) 224-0155
                  Attention:  Erich W. Merrill, Jr., P.C.

            If to A&W before the Effective Time, to:

                  Andrew & Williamson Sales, Co.
                  9940 Marconi Drive
                  San Diego, California  92173
                  Facsimile:  (619) 661-6007
                  Attention:  President

            with copies to:

                  Klein, Wegis, DeNatale, Goldner & Muir, LLP
                  P.O. Box 11172
                  Bakersfield, CA 93389-1172
                  Facsimile:  (805) 395-0319
                  Attention:  Claude P. Kimball

            If to a Shareholder, to the address set forth in the shareholder records of A&W, or after the Effective Time, the Surviving Corporation.

            10.4 Interpretation. When a reference is made in this agreement to Sections, Exhibits, or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this agreement unless otherwise indicated. The table of contents and headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement. Whenever the words "include," "includes," and "including" are used in this agreement, they shall be deemed to be followed by the words "without limitation." No provision of this agreement shall be construed to require any person to take any action that would violate any applicable law, rule, or regulation.

            10.5 Counterparts. This agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Facsimile transmission of a signed original shall have the same effect as delivery of the original.

            10.6 Entire Agreement. This agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the agreements specifically referred to herein.

            10.7 Governing Law. This agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law rules thereof.

            10.8 Severability. Any term or provision of this agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this agreement or affecting the validity or enforceability of any of the terms or provision of this agreement in any other jurisdiction. If any provision of this agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            10.9 Publicity. Except as otherwise required by applicable law or the rules of AMEX, neither Epitope, A&W, nor any Shareholder shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this agreement without the consent of the other parties, which consent shall not be unreasonably withheld.

            10.10 Assignment. Neither this agreement nor any of the rights, interests, or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. This agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            10.11 Attorney Fees. In the event any party shall seek enforcement of any covenant, warranty, indemnity, or other term or provision of this agreement, the party that prevails in such enforcement proceeding shall be entitled to recover such reasonable costs and attorney fees which shall be determined by the arbitrator or court (including any appellate court).

            10.12 Dispute Resolution.

            (a) Any dispute arising in connection with this agreement shall be finally settled by arbitration referred to and conducted in accordance with the JAMS/Endispute Streamlined or Comprehensive Arbitration Rules and Procedures (the "JAMS Rules"), except as such rules may conflict with the provisions of this Section 10.12 in which event the provisions of this Section 10.12 shall control. Any party may be represented by counsel therein. Any such arbitration shall be conducted by a panel of one or more arbitrators selected in accordance with the JAMS Rules. The arbitration shall be conducted in English in Los Angeles, California.

            (b) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The arbitral tribunal's decision shall include a reasonably detailed statement of the basis for the decision and computation of the award, if any. The parties waive any rights to appeal such award to or have it reviewed by any court or tribunal. The parties further agree to exclude any right of application or appeal to any court in connection with any question of law arising in the course of the arbitration. The award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found. Judgment upon the award may be entered in any court having jurisdiction thereof or an application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

            (c) Except as the arbitral tribunal may otherwise determine in its discretion, a party substantially prevailing in the arbitration shall be entitled to recover its attorney fees and costs, including the costs and expenses of its witnesses, and the other parties shall pay the fees, costs and expenses of the arbitral tribunal and the administering and appointing authority.

            The parties have executed this agreement as of the date stated above.

                                    EPITOPE, INC.


Attest:     Gilbert N. Miller       By:  Adolf J. Ferro
                                    Title:  President/CEO


                                    THAMSCOE, INC.


Attest:     Gilbert N. Miller       By:  Adolph J. Ferro
                                    Title:  Chairman


                                    ANDREW & WILLIAMSON SALES, CO.


Attest:     Illegible               By:  Fred Williamson
                                    Title:  President/CEO


Shareholders:



Fred W. Andrew                            Keith Andrew



Fred L. Williamson                        Fred M. Williamson



The terms of this agreement are agreed to and acknowledged by:

                                   EXHIBIT A

                           Officers and Directors of
                             Surviving Corporation



Officers:

Adolph J. Ferro, Ph.D.  -     Chairman of the Board

Fred L. Williamson      -     President and Chief Executive
                              Officer

Fred W. Andrew          -     Executive Vice President

Gilbert N. Miller       -     Executive Vice President and Chief
                              Financial Officer

Matthew Kramer          -     Vice President - Business
                              Development

Fred M. Williamson      -     Vice President - Operations

Keith Andrew            -     Vice President - Sales


Directors:

Adolph J. Ferro, Ph.D.

Gilbert N. Miller

Richard K. Bestwick

Matthew Kramer

Fred L. Williamson

Fred W. Andrew

                                  EXHIBIT "B"

                           A&W DISCLOSURE SCHEDULE

1. Paragraph 5.1

      (a) Please see the attached copies of A&W Articles of Incorporation and Bylaws attached hereto at Tab 5.1, Exhibit A.

      (b) A&W has an interest in the following entities:

            1) A&W has a limited partnership interest in the Triple "B" Ranch, Ltd. See the attached copy of the Limited Partnership Agreement of Triple B Ranch Ltd., at Tab 5.1, Exhibit B.

            2) A&W is a Class "D" Member of Georgian Wines, L.L.C., in the Republic of Georgia. See copy of the Limited Liability Company Agreement of Georgian Wines, L.L.C. at Tab 5.1, Exhibit B.

            3) A&W owns a 1/3 interest in Superior Tomatoes Associates, L.L.C. See copies of the Superior Tomato Associates, L.L.C. Operating Agreement and the Development and Marketing Agreement, attached hereto at Tab 5.1, Exhibit B.

            4) A&W has recurring joint venture agreements with produce growers in the ordinary course of business. Attached hereto at Tab 5.1, Exhibit B, is a copy of the standard form agreement entered into between these growers and A&W.

            5) A&W has a 1/3 interest in the Key Farm, a joint venture formed for the purpose of growing grapes in a vineyard near Bakersfield, CA. Attached hereto at Tab 5.1, Exhibit B, are copies of the Agricultural Lease for the land on which the vineyard is located and the Agreement for the joint venture.


            6) A&W has a 99% interest in Andrew y Williamson de Mexico. Andrew y Williamson de Mexico has a fifty (50%) interest in Arrendadora Allejandra, a Mexican corporation. Attached hereto at Tab 5.1, Exhibit B, are copies of the incorporation documents of both corporations.

      With the exceptions of those interests noted above, A&W has no subsidiaries and does not own an interest in any other corporation, partnership or other organization, whether incorporated or unincorporated.

      (c) Please see complete copy of the corporate minute book of A&W attached hereto at Tab 5.1, Exhibit C.

2. Paragraph 5.2
      No Disclosure

3. Paragraph 5.3
      No Disclosure

4. Paragraph 5.4
      No Disclosure

5. Paragraph 5.5

      Please see complete copies of audited financial statements of A&W for years 1994/1995 and 1995/1996; and copies of the unaudited Balance Sheet, Profit and Loss Statement, and Statements of Cash Flows for month ended June 1996, attached hereto at Tab 5.5, Exhibit A.

Paragraph 5.6

      A&W is currently involved in the following transactions which, by virtue of the relationship between the parties, may not be considered arm's length:

      1) A&W leases a warehouse and office facility, located at 9940 Marconi Drive, San Diego, California, from Williamson & Andrew under an agreement that expires in 2001, with an option to extend the lease for another five years, with an annual rent of $132,000. See a copy of the lease attached hereto at Tab 5.13, Exhibit B.

      2) The Shareholders have an interest in Badiego, Inc., which owns land near Kingsburg, California leased to a Neufeld Farms, which has a marketing agreement to market its products through A&W. The Shareholders have the following interests in Badiego, Inc.:

                  a) Fred and Virginia Andrew               2.7%
                  b) Fred L. and Judith Williamson          2.7%
                  c) Fred M. and Stephanie Williamson       3.06%
                  d) Keith and Lisa Andrew                   .67%

            Attached hereto at Tab 5.13, Exhibit A, are copies of the marketing agreement between Neufeld Farms and A&W and the Purchase and Sale Agreement in which Andrew & Williamson Sales Co, Inc., acted as agent for Badiego, Inc.

      3) A&W has a one-third interest in Key Farm, a joint venture which operates a grape vineyard in the Bakersfield area. One-third of the joint venture is owned by Kevin Andrew, the son of Shareholder Fred Andrew; the remaining one-third is owned by Anastasio Carreon. A&W markets the grapes produced by Key Farms. Attached hereto at Tab 5.1, Exhibit B, is a copy of the lease concerning the land on which the vineyard is operated, the Agreement, and the marketing agreement between Carreon Farming Company and A&W.

      With the exceptions noted above, all accounts receivable and other transactions currently in effect were arm's length transactions.

7. Paragraph 5.7
      No Disclosure

8. Paragraph 5.8
      No Disclosure

9. Paragraph 5.9

      A&W is involved in the following actual or potential litigation:

      1) Magio v. Andrew & Williamson Sales Co., Inc. Carl Sam Magio is the owner of a warehouse which had been subleased by A&W for a period of two months. Magio foreclosed on the lessor and demanded A&W vacate the premises. Because the building was being used for storing tomatoes, and A&W had a two month lease in effect, A&W refused. Magio has filed suit against A&W for trespass and illegal possession of the building. Magio has sued for damages including lost profits. The matter is pending but A&W's counsel does not believe the case will have a material adverse effect on A&W. A&W previously forwarded to Epitope a letter from A&W's counsel on this matter regarding this litigation.

      2) During October, 1996, A&W employees have been involved in two employment-related accidents involving A&W vehicles for which the employees were at fault. Both accidents were minor in nature and A&W has tendered the matters to its insurer. The claims are pending.

      With the exceptions noted above, no action is pending or threatened against A&W as set forth in Section 5.9 of the Merger Agreement.

      Please see a summary of all actions, suits, inquiries, proceedings, or investigations and inquiries to which A&W has been a party since 1991, attached hereto at Tab 5.9, Exhibit A. With the exception of an investigation by OSHA and the resulting fine, the documentation for which has been previously provided to Epitope and its counsel, no other governmental inquiries, actions, suits, proceedings, or investigations were initiated against A&W since 1991.

10. Paragraph 5.10
      No Disclosure

11. Paragraph 5.11

      A&W property is currently subject to the following Liens as defined in
Section 5.11:

      1) Ford Motor Credit ("F.M.C.") has a purchase money security interest in a 1996 Ford Crown Victoria purchased by A&W in 1996 from Jim Burke Ford. Attached hereto at Tab 5.13, Exhibit E, is a copy of the retail installment agreement between F.M.C. and A&W.

      2) General Motors Accounting Corporation ("G.M.A.C.") has a purchase money security interest in a 1995 Chevrolet Tahoe purchased by A&W on or about March 25, 1995 from Weseloh Chevrolet. Attached hereto at Tab 5.13, Exhibit F, is a copy of the retail installment agreement between G.M.A.C. and A&W.

      3) F.M.C. has a purchase money security interest in a 1995 Ford F150 purchased by A&W on or about December 2, 1995, from Dixon Ford Isuzu. Attached hereto at Tab 5.13, Exhibit G, is a copy of the retail installment agreement between F.M.C. and A&W.

      4) Toyota Motor Credit Corporation has a security interest as lessor of two (2) forklifts leased by A&W on or about June 1, 1995. Attached hereto at Tab 5.13, Exhibit D, are copies of the retail installment agreement between Toyota Motor Credit Corporation and A&W.

      5) Associates Commercial Corporation has a security interest in a Piper airplane under a promissory note between Associates and A&W. Attached hereto at Tab 5.13, Exhibit H, are copies of the promissory note and accompanying documents.

      6) Wells Fargo Bank has a security interest in a sixty (60) acre ranch located in Tulare County, California, to secure a loan in the amount of $253,500, the current balance of which is $202,800.


12. Paragraph 5.12

      See a complete list of all insurance policies of A&W along with copies of each policy, at Tab 5.12, Exhibit A.

13. Paragraph 5.13

      (a)   Real and personal property leases:

            (1) Month-to-month lease between J.L. Dandy & Co. and A&W for the office building located at 1801 Hasti Acres, Suite 9, Bakersfield, California. See lease agreements attached hereto at Tab 5.13, Exhibit A.

            (2) Ten-year lease between Williamson and Andrew and A&W for real property located at 9440 Marconi Drive, San Diego, California. See lease agreement attached hereto at Tab 5.13, Exhibit B.

            (3) Letter agreement for lease of real property located at 822 Imperial Avenue, San Diego, California. The current rent is $5400 payable monthly. See attached letters outlining terms of agreement attached hereto at Tab 5.13, Exhibit C.

            (4) A&W is the lessee in two (2) lease agreements with Toyota Motor Credit Corporation for the lease of two (2) gas-powered forklifts. See copies of leases attached hereto at Tab 5.13, Exhibit D.

      (b) The Shareholders and A&W have entered into a Buy-Sell Agreement. By agreement of the Shareholders and A&W, the Buy-Sell Agreement will terminate upon the signing of the Merger Agreement.
      (c)   No Disclosure.

      (d)   (1)   A&W is obligated to F.M.C. under a retail installment
                  contract for the purchase of a 1996 Ford Crown Victoria from Jim Burke Ford. See copy of the Vehicle Retail Installment
                  Contract attached hereto at Tab 5.13, Exhibit E.

            (2) A&W is obligated to G.M.A.C. under a retail installment contract for the purchase of a 1995 Chevrolet Tahoe from Weseloh Chevrolet. See copy of contract attached hereto at Tab 5.13, Exhibit F.

            (3) A&W is obligated to F.M.C. under a retail installment contract for the purchase of a 1995 Ford F150 from Dixon Ford Isuzu. See contract attached hereto at Tab 5.13, Exhibit G.

            (4) A&W is obligated to Associates Commercial Corporation under a promissory note for the purchase of a Piper aircraft. See copies of the promissory note and related documents attached hereto at Tab 5.13, Exhibit H.

            (5) A&W is obligated to Wells Fargo Bank under a Credit Agreement dated August 5, 1996, for a line of credit up to
                  6.5 million. See copy of the Credit Agreement attached hereto at Tab 5.13, Exhibit I.

            (6) A&W is obligated to Dolores Cerro on a note dated April 1, 1996, in the amount of $100,000.00, for a one year term bearing interest at the rate of 10% See a copy of the unexecuted note attached hereto at Tab 5.13, Exhibit J.

            (7) A&W has notes payable to the Shareholders that are subordinated to the claims of the bank. The notes are due on demand and bear an interest rate of 10 percent. See copies of the Shareholder notes, attached hereto at Tab 5.13, Exhibit K.

      (e)   No Disclosure.

      (f)   No Disclosure.

      (g)   See Section 5.13(a), above.

      (h)   No Disclosure.

14. Paragraph 5.14
      No Disclosure

      See copies of A&W retirement plan, employee health insurance benefits, paid holiday policy, sick pay policy, bereavement leave policy, and vacation pay policy attached hereto at Tab 5.14, Exhibit A.

15. Paragraph 5.15
      No Disclosure

      See a list of each employee and related information attached hereto at Tab 5.15, Exhibit A.

16. Paragraph 5.16

      No Disclosure

      A&W possesses a trademark on the term "Limited Edition" with respect to tomatoes. With this exception, A&W owns no Trade Rights as that term is defined in Section 5.16 of the Merger Agreement.

17. Paragraph 5.17

      (a) See a complete list of A&W Customers/Growers,related Grower Sales Reports, G/P and G/R Reports, and list of grower advances for the past 5 years attached hereto at Tab 5.17, Exhibit A.

      (b) See a complete list of A&W vendors, as of October 1996, attached hereto at Tab 5.17, Exhibit B.

      (c)   A&W has no standard warranties for its products.

18. Paragraph 5.18

      A&W's 1992 tax returns were audited by the Internal Revenue Service. As the audit report at Tab 5.18, Exhibit A, reveals no discrepancies were discovered during the audit.

19. Paragraph 5.19
      No Disclosure

      (a)   See list of A&W bank accounts attached hereto at Tab 5.19, Exhibit
            A.  For bank line of credit see Tab 5.13, Exhibit I, herein.

      (b) No powers of attorney previously granted by A&W are currently in force.

20. Paragraph 5.20
      No Disclosure

21. Paragraph 5.21
      No Disclosure

22. Paragraph 5.22
      No Disclosure

23.   Paragraph 5.23
      No Disclosure

24. Paragraph 5.24
      No Disclosure

25. Misc.

      (a)   At Tab Misc., Exhibit A, see list of personal property of A&W.

      (b) At Tab Misc., Exhibit B, see Grant Deed to real property known as "Traver Ranch."

         FIRST ADDENDUM TO EXHIBIT "A" OF THE A&W DISCLOSURE SCHEDULE

26.   Paragraph 5.11

      The following A&W property is subject to a Lien as defined in Section
5.11 of the Merger Agreement:

      1) A 1993 Mercury Sable is subject to a purchase money security interest in favor of the seller.

27.   Paragraph 5.13

      (a) Real and personal property leases:

            (1) A&W is the lessee in a third lease agreement with Toyota Motor Credit Corporation for the lease of a forklift.

      (d) Contracts:

            (1) A&W is obligated under a retail installment contract for the purchase of a 1993 Mercury Sable. The balance remaining on this obligation is $1,024.00. See a copy of the retail installment contract at Tab 5.13, Exhibit L.

          SECOND ADDENDUM TO EXHIBIT "B" OF THE A&W MERGER AGREEMENT

29.   Paragraph 5.11

      Weyerhaeuser Company has a security interest in one Tri-Pak Cherry and Roma tomato machine #D-111495JWFO2 purchased by A&W in 1996 from Weyerhaeuser. Attached hereto as Tab 5.13, Exhibit M, is a copy of the Conditional Purchase and Sale Agreement and related bailment of the equipment to Mr. Conrrado Gonzalez. The attached copy of the Conditional Purchase and Sale Agreement is not executed, but the executed document is the same as this attached unexecuted copy.

30.   Paragraph 5.13

      (d)   Contracts:

            A&W is obligated under a Conditional Purchase and Sale Agreement with the Weyerhaeuser Company as described in Paragraph 29, above.

                                   EXHIBIT C

                            REGISTRATION AGREEMENT


            THIS REGISTRATION AGREEMENT (this "Agreement") is made and entered into as of ______________, 1996, by and among Epitope, Inc., an Oregon corporation (the "Company") and the undersigned shareholders of Andrew & Williamson Sales, Co., a California corporation ("A&W"). The shareholders are all the shareholders of A&W.

            The parties hereby agree as follows:

                                   RECITALS

            A. The Company has acquired A&W by means of the merger of a wholly owned subsidiary of the Company (the "Merger Corp.") with and into A&W (the "Merger") pursuant to Acquisition and Merger Agreement dated
______________, 1996 (the "Acquisition Agreement"), among the Company, A&W, the Shareholders, and Merger Corp.

            B. The Shareholders received shares of the Company's common stock, no par value (the "Common Stock"), in exchange for their shares of A&W common stock pursuant to the Merger.

            C. The Acquisition Agreement requires the Company to use its best efforts to register the Acquisition Shares pursuant to this Agreement.

                                   Article I
                                  Definitions

            Section 1. Certain Definitions. In addition to terms defined elsewhere in this Agreement, the following terms have the meanings indicated below:

            (a) "1933 Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

            (b) "1934 Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

            (c) "Acquisition Shares" means (i) the initial shares of Common Stock received by the Shareholders in the Merger, and
      (ii) any additional shares of Common Stock issued with respect to Acquisition Shares upon any stock split, stock dividend, reorganization, recapitalization, or similar event.

            (d) "Business Day" means any day other than a Saturday, Sunday, or public holiday under the laws of the State of California.

            (e)   "Commission" means the Securities and Exchange
      Commission, or any other federal agency then administering the 1993 Act.

            (f)   "Holder" means a person or entity that owns
      Acquisition Shares.

            (g) "Losses" means all losses, claims, damages, or liabilities and reasonable expenses related thereto.

                                  Article II
                      Registration of Acquisition Shares

            Section 2.1 Obligation to Register. Subject to Sections 2.2 and 2.3, as soon as reasonably practicable after the Effective Time (as defined in the Acquisition Agreement), but in no event more than four months after the Effective Time, the Company shall use its best efforts to promptly register under the 1933 Act all the Acquisition Shares (the "Required Registration").

            Section 2.2 Limitations on Obligation to Register. The Company's obligation to register the Acquisition Shares pursuant to Section 2.1 is subject to the following limitations:

            (a) The Company shall be obligated to register the Acquisition Shares only once; provided, however, that if one or more separate registration statements are required to register Acquisition Shares described in Section 1(c)(ii) above, the Company's obligation to effect the Required Registration hereunder shall include filing and maintaining the effectiveness in accordance with the terms of this Agreement each such additional registration statement.

            (b) The Company shall not be obligated to register any shares of Common Stock held by a Holder other than the Acquisition Shares, and no such other shares of Common Stock shall be included in the registration statement filed by the Company with the Commission pursuant to this Agreement without the Company's consent, which may be withheld for any reason.

            (c) There shall be available for use by the Company in effecting the Required Registration Form S-3 or a comparable simplified form of registration statement.

            (d) The Holders shall cooperate with the Company in effecting the Required Registration of their respective
      Acquisition Shares.

            2.3 Registration Procedures. Until such time as the Company's obligations under Article II terminate pursuant to Article III, the Company shall:

            (a) Prepare and file a registration statement with the Commission with respect to the Acquisition Shares within the period specified in Section 2.1 and use its best efforts to cause such registration statement to become effective.

            (b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective during the period ending two years after the Effective Time.

            (c) Furnish to the Holders such number of copies of the registration statement, the prospectus forming a part of the registration statement (including each preliminary prospectus and prospectus supplement), and such other documents as the Holders may reasonably request in order to facilitate the distribution of the Acquisition Shares.

            (d) Unless such laws are preempted by federal law, use its best efforts to register, qualify, or obtain an exemption for distribution of the Acquisition Shares under the securities or blue sky laws of each jurisdiction that a Holder reasonably requests; provided that the Company shall not be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to the service of process in suits other than those arising out of the offer or sale of the securities covered by such registration statement in any jurisdictions where it is not now so subject.

            (e) Use reasonable efforts to timely notify the Holders, at any time when a prospectus relating to the Acquisition Shares is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus forming a part of the registration statement, as then in effect, includes an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of the Holders, shall, subject to
      Section 2.3(f), promptly prepare and file with the Commission any supplement to or any amendment of such prospectus that may be necessary so that such prospectus shall not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. Upon receipt of such notice from the Company, the Holders shall not effect or attempt to effect any sales of Acquisition Shares until the Company has filed such supplement with the Commission or such amendment has been declared effective by the Commission. The Company shall furnish a reasonable number of copies of any such supplement or amendment to the Holders.

            (f) If, because of a proposed material acquisition or any other material event, the board of directors of the Company determines that the filing or effectiveness of a supplement or amendment to the prospectus pursuant to Section 2.3(e) would be detrimental to the Company, the Company may defer such filing or effectiveness for a period of up to 90 days after such filing or effectiveness would otherwise ordinarily have occurred. For the purposes of the preceding sentence, it shall be presumed that a supplement or amendment to the prospectus would ordinarily be filed 10 days after notice referred to in Section 2.3(e), and that any amendment to the prospectus would ordinarily become effective seven days after filing.

            (g) Notify the Holders promptly if the Company shall receive notice that the registration statement or any supplement or amendment thereto has become effective, the registration statement is required to be amended or supplemented, or any stop order with respect thereto has been issued.

            (h) Cooperate in furnishing or causing to be furnished such opinions, certificates, and other documents as are normal or customary in offerings of securities including, if the Holders offer their Acquisition Shares in an underwritten public offering, entering into a underwriting agreement in customary form with the managing underwriter and the Holders.

            2.4 Expenses. Except as provided below, the Company shall be responsible for all out-of-pocket expenses incurred by the Company in effecting the Required Registration and keeping the registration statement filed with the Commission thereunder effective (including filing supplements and amendments thereto as provided above), all registration and filing fees, printing expenses, expenses of complying with state securities laws reasonably required by Holder to sell such Holder's Acquisition Shares, if any, fees and disbursements of counsel for the Company, and accountants' fees and expenses incident to or required by any such registration; provided, that if the Acquisition Shares are sold in an underwritten public offering, the Holders shall bear printing costs. In addition, each Holder shall be responsible for
(a) all fees and disbursements of such Holder's counsel, and (b) any brokers' commissions, underwriting discounts, and other selling expenses with respect to the Acquisition Shares sold by such Holder.

                                  Article III
                    Termination of Registration Obligations

            The Company's obligations under Article II above shall terminate on the earliest to occur of the following:

            (a)   Two years shall have expired from the Effective Time.

            (b) All the Holders shall have disposed of all of their Acquisition Shares registered pursuant to a registration statement filed by the Company hereunder that has been declared effective by the Commission.

            (c) In the opinion of counsel to the Company, reasonably satisfactory to the Holders, disposition of the Acquisition Shares no longer requires registration of such shares under the 1933 Act.

            (d) All the Holders agree in writing to terminate such obligations.

                                  Article IV
                                Indemnification

            4.1 Indemnification by the Company. In the event that a Holder sells any Acquisition Shares pursuant to a registration statement filed by the Company hereunder, the Company hereby agrees to indemnify and hold harmless each such Holder and each other person, if any, who controls such Holder (within the meaning of the 1933 Act), and each other person (including each underwriter, and each other person, if any, who controls such underwriter) who participates in such distribution of Acquisition Shares against any Losses, joint or several, to which such Holder, controlling person, or participating person may become subject under the 1933 Act or otherwise, insofar as such Losses (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in the registration statement under which such offering of such Acquisition Shares was registered under the 1933 Act, in any preliminary prospectus or final prospectus contained therein, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse such Holder and each such controlling person or participating person for any legal or other expenses reasonably incurred by such Holder, controlling person, or participating person in connection with investigating or defending any such Loss; provided, that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary or final prospectus, or such amendment or supplement in reliance upon and in conformity with written information furnished by such Holder, controlling person, or participating person, as the case may be, specifically for use in the preparation thereof. If requested, the Company shall also indemnify underwriters, selling brokers, dealer managers, and similar securities industry professionals participating in the distribution, their officers, directors, agents, and employees, and each person who controls such persons (within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act) to the same extent as provided above with respect to the indemnification of Holders.

            4.2 Indemnification by Holders. In the event that a Holder sells any Acquisition Shares pursuant to a registration statement filed by the Company hereunder, each such Holder hereby severally agrees to indemnify and hold harmless the Company and each other Holder, each other person, if any, who controls the Company or such other Holder within the meaning of the 1933 Act, and each other person (including each underwriter, and each other person, if any, who controls such underwriter) who participates in such offering against any Losses, joint or several, to which the Company or such other Holder, controlling person, or participating person may become subject under the 1933 Act or otherwise, insofar as such Losses (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in the registration statement under which such offering of such Acquisition Shares was registered under the 1933 Act, in any preliminary prospectus or final prospectus contained therein, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein, in light of the circumstances under which they were made, a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such other Holder, and each such controlling person or participating person for any legal or other expenses reasonably incurred by the Company, such other Holder, or such controlling person or participating person in connection with investigating or defending any such Loss or proceeding; provided, that such Holder will be liable in any such case to the extent, and only to the extent, that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary or final prospectus, or such amendment or supplement in reliance upon and in conformity with written information furnished by such Holder specifically for use in the preparation thereof. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers, and similar securities industry professionals participating in the distribution to the same extent as provided above with respect to information so furnished in writing by such persons specifically for inclusion in any registration statement or prospectus.

            4.3 Indemnification Proceedings. If any action or proceeding (including any governmental investigation or inquiry) shall be brought or any claim shall be asserted against any person entitled to indemnity hereunder (an "indemnified party"), such indemnified party shall promptly notify the party from which such indemnity is sought (the "indemnifying party") in writing, and the indemnifying party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the indemnified party and the payment of all fees and expenses incurred in connection with the defense thereof. Any such indemnified party shall have the right to employ separate counsel in any such action, claim, or proceeding and to participate in the defense thereof, but the fees and expenses of such separate counsel shall be borne by such indemnified party unless (a) the indemnifying party has agreed to pay such fees and expenses, (b) the indemnifying party shall have failed to promptly assume the defense of such action, claim, or proceeding, or (c) the named parties to any such action, claim, or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and that the assertion of such defenses would create a conflict of interest such that counsel employed by the indemnifying party could not faithfully represent the indemnified party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim, or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim, or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action, claim, or proceeding, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel). The indemnifying party shall not be liable for any settlement of any such action or proceeding effected without such party's written consent, which will not be unreasonably withheld.

            4.4  Contribution.

            (a) If the indemnification provided for in this Agreement under Sections 4.1 or 4.2 is unavailable to an indemnified party (other than by reason of exceptions provided in those sections) in respect of any Losses, then each applicable indemnifying party in lieu of indemnifying such indemnified party shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions, statements, or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such action, statement, or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in
      Section 4.3, any legal or other fees or expenses reasonably incurred by such party in connection with any action, suit, claim, investigation, or proceeding.

            (b) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph (a). Notwithstanding the provisions of this
      Section 4.4, (i) an indemnifying party which is a selling Holder shall not be required to contribute any amount in excess of the amount by which the total price at which the Acquisition Shares sold by such indemnifying party were offered to the public exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and (ii) no provision of this Section 4.4 shall be deemed to create joint, as opposed to several, liability on the part of an indemnifying party under Section 4.2. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                                   Article V
                            Obligations of Holders

            5.1 Required Information. In the event that a Holder intends to dispose of any Acquisition Shares pursuant to a registration statement filed by the Company pursuant to this Agreement, it shall be a condition precedent to the Company's obligations hereunder to take any further action with respect thereto that such Holder shall have furnished the Company with written notice of the Holder's intent to effect such distribution together with such information regarding the Holder, the intended method of disposition, the number of Acquisition Shares involved, and any other information reasonably requested by the Company in order for the Company to perform its obligations under this Agreement.

            5.2 Limitations on Certain Transactions. Each Shareholder agrees not to dispose of any Acquisition Shares (whether by sale, pledge, transfer, or otherwise), except (a) pursuant to a registration statement filed under the 1933 Act by the Company pursuant to this Agreement and declared effective by the Commission, or (b) in a transaction that is exempt from registration under the 1933 Act; provided, that with respect to a transaction described in clause (b), the Holder has provided the Company with an opinion of qualified counsel, in form and substance reasonably satisfactory to the Company, to the effect that such registration is not required. To the extent Acquisition Shares are transferred to a person or entity that is not a party to this Agreement pursuant to a transaction described in clause (b), such person shall be bound by the requirements of this Article V with respect to subsequent transfers of the Acquisition Shares owned by such Holder to the same extent as if such Holder were a signatory hereto, except that a Holder who acquires Acquisition Shares in a transaction under Commission Rule 144 (or any other rule or regulation) such that such Holder may resell such shares without registration under the 1933 Act shall not be so bound.

                                  Article VI
             Representations, Warranties, and Covenants of Company


            The Company represents, warrants, and covenants to the Holders as follows:

            6.1 Availability of Form S-3. At the date of this Agreement, the Company is entitled to use Form S-3 to register the Acquisition Shares under the 1933 Act.

            6.2 Reports Under 1934 Act. With a view to making available to Holders the benefits of Rule 144 promulgated under the 1933 Act any other rule or regulation of the Commission that may at any time permit a Holder to sell Acquisition Shares to the public without registration, the Company agrees during the period ending on the earlier of (a) three years after the Effective Time, and (b) such time as all the Holders shall have disposed of all their Acquisition Shares registered pursuant to a registration statement filed by the Company hereunder that has been declared effective by the Commission or in such other manner that the tranferees can transfer their shares under
Section 4(1) of the 1933 Act, the Company will:

            (i) make an keep public information available, as those terms are understood and defined in Rule 144;

            (ii) file with the Commission in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

            (iii) furnish to any Holder so long as such Holder owns any Acquisition Shares forthwith upon request a written statement by the Company that it has complied with the reporting requirements of Rule 144, the 1933 Act, and the 1934 Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents so filed by the Company and other information in the possession of or reasonably obtainable by the Company as may be reasonably requested for the purpose of availing any Holder of any rule or regulation of the Commission permitting the selling of Acquisition Shares without registration.


            6.3 Accuracy. Each filing referred to in Section 6.2(ii) above at the time filed, will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.


                                  Article VII
                                 Miscellaneous

            7.1  Notices.

            (a) Any and all notices or any other communication provided for herein shall be given in writing and shall be delivered personally (including delivery by courier), by registered or certified mail, addressed, as set forth below, or by confirmed facsimile.

            To Company:

            Epitope, Inc.
            8505 S.W. Creekside Place
            Beaverton, Oregon  97005
            Facsimile:  (503) 641-8665
            Attention:  President

            with a copy to:

            Miller, Nash, Wiener, Hager & Carlsen LLP
            3500 U. S. Bancorp Tower
            111 S.W. Fifth Avenue
            Portland, Oregon  97204
            Facsimile:  (503) 224-0155
            Attention:  Erich W. Merrill, Jr.

            To a Holder:

            At the address indicated for such Holder on the records of the Company or to such other address as may be designated in writing by any such party.

            (b) Except as otherwise provided in this Agreement, each such notice shall be effective as of the date personally delivered or confirmed facsimile is sent or, if mailed, as of the earlier of the date of delivery or the date which is three Business Days after it is mailed in any post office or branch post office regularly maintained by the United States Postal Service.

            7.2 Amendment. No change in or modification of this Agreement shall be valid unless the same shall be in writing and signed by the Company and all the Holders.

            7.3 Waiver. No failure or delay on the part of the parties or any of them in exercising any right, power, or privilege hereunder, nor any course of dealing among the parties or any of them, shall operate as a waiver of any such right, power, or privilege nor shall any single or partial exercise of any such right, power, or privilege preclude the simultaneous or later exercise of any other right, power, or privilege. The rights and remedies herein expressly provided are cumulative and are not exclusive of any rights or remedies which the parties or any of them would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties or any of them to take any other or further action in any circumstances without notice or demand.

            7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

            7.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California without regard to principles of conflict of laws.

            7.6 Benefit and Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their executors, administrators, personal representatives, heirs, successors, and assigns.

            7.7 Severability. In the event that any part of this Agreement shall be held to be invalid or unenforceable, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.

            7.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

            7.9 Attorney Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys fees (including any fees incurred in any appeal) in addition to its costs and expenses and any other available remedy.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

     The Company:                         EPITOPE, INC.



                                          By
                                             President


     The Shareholders:



By                                     By
    Fred M. Williamson                     Keith Andrew



The Fred W. and Virginia S.          The Fred Williamson and Judy
Andrew 1990 Revocable Living         Williamson Family Trust
Trust dated June 28, 1990


By                                   By
    Fred W. Andrew, Trustee              Fred Luther Williamson, Jr., Trustee


By                                   By
    Virginia S. Andrew, Trustee      Fred Maurice Williamson, Trustee

                   E M P L O Y M E N T     A G R E E M E N T


           This Agreement, dated as of [November 1, 1996], is between Andrew & Williamson, Inc., a California corporation ("A&W"), and [Fred L. Williamson] ("Employee").

                                   RECITALS

A. A&W desires to obtain the services of Employee and Employee desires to secure employment from A&W upon the following terms and conditions.

B. A&W considers the services of Employee to be provided under this Agreement to be unique, extraordinary, and of intellectual character.

C. A&W is a subsidiary of Epitope, Inc. ("Epitope"), an Oregon corporation. Epitope, its direct and indirect subsidiaries (whether majority or wholly owned by Epitope), any other entity controlling, controlled by, or under common control with Epitope, and any joint venture in which any of the foregoing has an interest are referred to collectively herein as the "the Company."

D. The Company has spent significant time, effort, and money to develop Proprietary Information (as defined below), which the Company considers vital to its business and goodwill. Certain Proprietary Information will necessarily be communicated to or acquired by Employee in the course of his employment with A&W, and A&W desires to obtain the services of Employee, only if, in doing so, it can protect the Proprietary Information and goodwill.

                                   AGREEMENT

      The parties therefore agree as follows:

1. Period of Employment. A&W employs Employee to render services to A&W as [President], with the duties and responsibilities described in Section 2, for the period (the "Period of Employment") commencing on the date of this Agreement and ending upon the earlier of (i) [October 30, 1999] (the "Termination Date") or (ii) the date upon which the Period of Employment is terminated in accordance with Section 4.


2.    Position and Responsibilities.

      (a) Position. Employee accepts employment with A&W as [President] and shall perform all services appropriate to that position, as well as such other services as may be assigned by the [Board of Directors] of A&W. Employee shall devote his best efforts and full-time attention to the performance of his duties. Employee shall be subject to the direction of the [Board of Directors] of A&W, who shall retain full control of the means and methods by which he performs the above services and of the place(s) at which all services are rendered. Employee shall report to the [Board of Directors] of A&W. Employee shall be expected to travel if necessary or advisable in order to meet the obligations of his position.

      (b) Other Activity. Except with the prior written consent of A&W, Employee shall not during the Period of Employment (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with the business of the Company, that might create a conflict of interest with the Company, or that otherwise might interfere with the business of the Company.


3.    Compensation and Benefits.

      (a) Compensation. In consideration of the services to be rendered under this Agreement, A&W shall pay Employee no less than ________________________ [$________] per month, payable monthly during the
Period of Employment in accordance with A&W's usual payroll procedures. A&W shall review Employee's compensation annually in accordance with A&W's usual procedure for adjusting salaries for similarly situated employees. All amounts to be paid to Employee under this Agreement shall be less withholdings required by law and other customary payroll deductions.

      (b) Benefits. Employee shall be entitled to vacation leave in accordance with A&W's standard policies. As Employee becomes eligible therefor, Employee shall have the right to participate in and to receive benefits from all present and future benefit plans specified in A&W's policies and generally made available to similarly situated employees of A&W. The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plan. Nothing in this Agreement shall prevent A&W from changing or eliminating any benefit during the Period of Employment as A&W, in its sole discretion, may deem necessary or desirable. No statement concerning benefits or compensation to which Employee is entitled shall alter in any way the term of this Agreement, any renewal thereof, or its termination. .

      (c) Expenses. A&W shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in performing his duties, in accordance with A&W's standard policies.


4.    Termination of Employment.

      (a) By Death. The Period of Employment shall terminate automatically upon the death of Employee. A&W shall pay to Employee's beneficiaries or estate, as appropriate, any compensation then due and owing. Thereafter, all obligations of A&W under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Employee's heirs to the benefits of any life insurance plan or other applicable benefits.

      (b) By Disability. If, by reason of any physical or mental incapacity, Employee has been or will be prevented from properly performing his duties under the Agreement for more than ninety (90) consecutive days, then, to the extent permitted by law, A&W may terminate the Period of Employment upon two (2) weeks' advance written notice. A&W shall pay Employee all compensation to which he is entitled through the last business day of the notice period; thereafter, all obligations of A&W under this Agreement shall cease. Nothing in this Section shall affect Employee's rights under any applicable A&W disability plan.

      (c) By Employer For Cause. At any time, A&W may terminate Employee for Cause (as defined below) on immediate notice. A&W shall pay Employee all compensation then due and owing; thereafter, all A&W's obligations under this Agreement shall cease. Termination shall be for "Cause" if Employee:
(i) acts in bad faith and to the detriment of A&W; (ii) refuses or fails to act in accordance with any specific direction or order of A&W; (iii) exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance, misconduct, dishonesty, habitual neglect, or incompetence; (iv) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; (v) is selected for layoff pursuant to a bona fide reduction-in-force; or (vi) breaches any material term of this Agreement. If termination is due to Employee's disability, subsection 4(b) above shall control, and not this subsection on termination for cause.

      (d) By Employee for Good Reason. Employee may terminate, without liability, the Period of Employment for Good Reason (as defined below), provided Employee gives A&W thirty (30) days' advance written notice of the reason for termination and his intent to terminate the Agreement. During this period, A&W shall have an opportunity to correct the condition constituting Good Reason. If the condition is remedied within this period, Employee's notice to terminate shall be rescinded automatically; if not remedied, termination shall become effective upon expiration of the above notice period. In this event, A&W shall pay Employee all compensation due and owing through the last day actually worked; thereafter all A&W's obligations under this Agreement shall cease. A&W shall also have the option, in its complete discretion, to make Employee's termination effective at any time prior to the end of the notice period, provided that A&W pays Employee all compensation due and owing through the balance of the notice period (not to exceed thirty
(30) days). Employee shall be entitled to exercise his right to terminate the Agreement for Good Reason only if he gives the required notice not more than forty-five (45) days after the occurrence of the event that is the basis for the Good Reason.

      (e)   "Good Reason" Defined.  Termination shall be for "Good Reason" if:
(i) there is a material and adverse change in Employee's position, duties, responsibilities, or status with A&W; (ii) there is a reduction in Employee's salary then in effect, other than a reduction comparable to reductions generally applicable to similarly situated employees of A&W; (iii) there is a material reduction in Employee's benefits, other than a reduction comparable to reductions generally applicable to similarly situated employees of A&W; or
(iv) A&W materially breaches this Agreement. Employee shall not be entitled to terminate this Agreement for Good Reason if an event occurs that would otherwise constitute Good Reason, but results from a change in A&W's status as defined in the next subsection.

      (f) Change in Employer Status. To the extent permitted by law, A&W, in its sole discretion, may terminate the Period of Employment (in which case all A&W's obligations under this Agreement shall cease after payment of all compensation due and owing) upon any formal action of A&W's management to terminate A&W's existence or otherwise wind up its affairs, to sell all or substantially all of its assets, or to merge with or into another entity.

      (g)   Termination Obligations.

            (i) Employee acknowledges and agrees that all personal property, including, without limitation, all tangible Proprietary Information (as defined below), books, manuals, records, reports, notes, contracts, lists, documents, computer disks (or other computer-generated files, data, or information), materials, or copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of or incident to his employment, and all equipment and property furnished to Employee in the course of his employment, belong to A&W and shall be returned promptly to A&W upon termination of the Period of Employment.

            (ii) All benefits to which Employee is otherwise entitled shall cease upon Employee's termination, unless explicitly continued either under this Agreement, under any specific written policy or benefit plan of A&W, or as otherwise required by law.

            (iii) Upon termination of the Period of Employment, Employee shall be deemed to have resigned from all offices and directorships then held with A&W or any other member of the Company.

            (iv) Employee's obligations under this subsection on Termination Obligations, Section 5 on Proprietary Information, and Section 6 on Inventions shall survive the termination of the Period of Employment and the expiration of this Agreement.

            (v) Following any termination of the Period of Employment, Employee shall fully cooperate with A&W in all matters relating to the winding up of pending work on behalf of A&W and the orderly transfer of work to other employees of A&W.


5.    Proprietary Information.

      (a) Defined. Proprietary Information is all information in any form, tangible or intangible, pertaining in any manner to the business of the Company or the employees, clients, consultants, or business associates of the Company, which was produced by any employee of the Company in the course of his or her employment or otherwise produced or acquired by or on behalf of the Company, which derives independent economic value, actual or potential, from not being generally known to the public who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. All Proprietary Information not generally known outside of the Company, and all Proprietary Information so known only through improper means, is "Confidential Information." Employee must consult and follow any A&W procedures instituted to identify and protect certain types of Confidential Information, which are considered by A&W to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

      (b) General Restrictions on Use. During the Period of Employment, Employee shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of A&W and as is necessary to carry out his responsibilities under this Agreement. Following termination, Employee shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by A&W. The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by A&W.

      (c) Third Party Information. Employee acknowledges that the Company may receive from third parties their confidential information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that he owes the Company and such third parties, during the Period of Employment and thereafter, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it except as necessary to perform his obligations hereunder and as is consistent with any confidentiality agreement with such third parties.

6.    Inventions.

      (a) Defined. The term "Inventions" includes any and all ideas, processes, inventions, technology, computer hardware or software, formulas, discoveries, patents, products, trademarks, service marks, original works of authorship, designs, copyrights, and all improvements, know-how, rights, and claims related to the foregoing. Any Inventions that are conceived, developed, or reduced to practice by Employee, alone or with others, after the date of this Agreement shall be deemed "Work-Related Inventions," except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such Inventions.

      (b) Statutory Notice. Employee acknowledges that the definition of Work-Related Inventions includes only those Inventions that may be lawfully assigned pursuant to California Labor Code Section 2870, which provides:

            "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                  "(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                  "(2) Result from any work performed by the employee for the employer.

            "(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

Nothing in this Agreement is intended to expand the scope of protection provided Employee by Sections 2870 through 2872 of the California Labor Code.

      (c) Disclosure. Employee agrees to maintain adequate and current written records on the development of all Inventions and to disclose promptly to A&W all Work-Related Inventions and relevant records, which records will remain the sole property of A&W. Employee further agrees that all information and records pertaining to any Invention that Employee does not believe to be a Work-Related Invention, but that is conceived, developed, or reduced to practice by Employee (alone or with others) during the Period of Employment (or during the post-employment period set forth in Section 6(f) below), shall be disclosed promptly to A&W (such disclosure to be received in confidence). A&W shall examine the information disclosed to determine if in fact the Invention is a Work-Related Invention subject to this Agreement.

      (d) Assignment. Employee agrees to assign to A&W, and hereby does assign to A&W, his entire right, title, and interest throughout the United States and in all foreign countries, free and clear of all liens and encumbrances, in and to each Work-Related Invention, which shall be the sole property of A&W, whether or not patentable. In the event any Work-Related Invention shall be deemed by A&W to be patentable or otherwise registerable, Employee shall assist A&W (at its expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things necessary or proper (including testifying at A&W's expense) to vest in A&W, or any entity or person specified by A&W, full title or interest therein. Employee shall also take any action necessary or advisable in connection with any continuations, renewals, or reissues thereof or in connection with any related proceedings or litigation. Should A&W be unable to secure Employee's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Work-Related Invention, whether due to Employee's mental or physical incapacity or any other cause, Employee irrevocably designates and appoints A&W and each of its duly authorized officers and agents as Employee's agent and attorney in fact, to act for and in Employee's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed, delivered, and done by Employee.

      (e) Exclusions. Employee represents that there are no Inventions that he desires to exclude from the operation of this Agreement. Employee is not a party to any existing contract in conflict with this Agreement or contract to assign Inventions to any other party.

      (f) Post-Termination Period. Because of the difficulty of establishing when any Invention is first conceived or developed by Employee, or whether it results from access to Confidential Information or the Company's equipment, supplies, facilities, or data, Employee agrees that any Invention shall be presumed to be a Work-Related Invention, if reduced to practice by Employee or with the aid of Employee within one (1) year after termination of the Period of Employment. Employee can rebut the above presumption if he proves that the Invention (i) was developed entirely on Employee's own time without using the Company's equipment, supplies, facilities, or trade secret information; (ii) was not conceived or reduced to practice during the Period of Employment, or, if conceived or reduced to practice during the Period of Employment, did not, at the time of conception or reduction to practice, relate to the Company's business or actual or demonstrably anticipated research or development; and (iii) did not result from any work performed by Employee for the Company.


7.    Arbitration.

      (a) Arbitrable Claims. All disputes between Employee (and his successors and permitted assigns) and A&W (and the Company and the shareholders, directors, officers, employees, agents, successors, attorneys, and assigns of each) relating in any manner whatsoever to the employment or termination of Employee, including without limitation, all disputes arising under this Agreement ("Arbitrable Claims") shall be resolved by arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, regulation, or ordinance, excepting only claims under applicable workers' compensation law. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims, except that A&W may, at its option, seek injunctive relief and damages in court for any breach of Section 5 or 6 of this Agreement.

      (b) Procedure. Arbitration of Arbitrable Claims shall be in accordance with the Rules and Procedures for Mediation/Arbitration of Employment Disputes of JAMS/Endispute ("JAMS Rules"), except as provided otherwise in this Agreement. Arbitration shall be initiated by providing written notice to the other party with a statement of the claim(s) asserted and the facts upon which the claim(s) are based. In any arbitration, the burden of proof shall be allocated as provided by applicable law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.

      (c) Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected in accordance with the JAMS Rules. The arbitrator shall have the authority to award equitable relief, damages, costs, and fees as provided by law for the particular claim(s) asserted, except that the arbitrator shall have no authority to award punitive damages. The fees of the arbitrator shall be paid by the losing party, as identified by the arbitrator. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, any claim that all or any part of this Agreement is void or unenforceable.

      (d) Confidentiality. All proceedings in connection with any Arbitrable Claim shall be confidential and shall not be disclosed to any person other than the parties to the proceeding, their counsel and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

      (e) Continuing Obligations. The rights and obligations of Employee and A&W set forth in this Section 7 shall survive the termination of Employee's employment and the expiration of this Agreement.


8. Notices. All notices under this agreement shall be in writing and shall be deemed given when delivered personally, when sent by fax (with prompt confirmation by mail), four business days after mailed by certified mail (return receipt requested), or one business day after being sent by a recognized overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      If to A&W, to:

      Andrew & Williamson, Inc.
      c/o Epitope, Inc.
      8505 S.W. Creekside Place
      Beaverton, Oregon  97005
      Attention:  Adolph J. Ferro, Ph.D.

      If to Employee, to:

      [Fred L. Williamson]
      _________________________________
      _________________________________
      _________________________________


9. Action by A&W. All actions required or permitted to be taken under this Agreement by A&W, including without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the Chairman of the Board of Directors or by his or her representative specifically authorized to act under this Agreement, unless Employee holds that position, in which case an officer designated by the Board of Directors shall have such authority.


10. Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee's employment by A&W. This Agreement may not be contradicted by evidence of any prior or contemporaneous agreement. To the extent that policies and procedures of A&W apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.


11. Amendments; Waivers. This Agreement may not be modified or amended except by an instrument in writing, signed by Employee and by A&W. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.


12. Assignment; Successors and Assigns. Employee may not assign any rights or delegate any obligations under this Agreement. Any purported assignment or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of A&W with, or its merger into, any other entity, or the sale by A&W of all or substantially all of its assets, or the otherwise lawful assignment by A&W of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.


13. Severability; Enforcement. It is the intention of the parties that the covenants contained in Section 5 on Proprietary Information and Section 6 on Inventions shall be enforced to the greatest extent in time, area, and degree of participation that is permitted by the law of the jurisdiction whose law is found to be applicable to any acts allegedly in breach of these covenants. Notwithstanding any governing law provision in this Agreement, the parties intend that the foregoing covenants shall be governed by and construed according to the law of the jurisdiction (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.


14. Attorneys' Fees and Costs. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and costs.


15. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California.


16. Employee Acknowledgment. Employee acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands the Agreement, that he is fully aware of its legal effect (including notice of his statutory rights under Section 2870 of the California Labor Code, as set forth in Section 6 on Inventions), and that he has entered into it freely and voluntarily and based on his own judgment and not based on any representations or promises other than those contained in this Agreement.


The parties have duly executed this Agreement as of the date first written above.



                                          Andrew & Williamson, Inc.


                                          By:
[Fred L. Williamson]                            Chairman of the Board

                                                                 SCHEUDLE 7.11

                          Debt Outstanding as 11/5/96

Andrew & Williamson Sales Co., Inc.
Outstanding Debt as 11/05/96


                                       Description of loan
1993 Merc Sable           1,024        36 months at 7.92%
Delores Cerro Note      100,000        Prime rate due in October 1997
WFB Credit Line       5,300,000        Prime + .5% signed till 8/97
Aircraft                258,790        5 year loan at 6,959/month w/a balloon
                                       of $218,000 due in 6/97 (int at 9,25%)
WFB Traver Note         202,800        5 year loan at prime + .5% w/an annual
                                       payment of $16,900 in March & a balloon
                                       due in 3/98
1996 Tahoe               10,350        36 month at 9.5%
1996 Crown Victoria      12,491
Toyota Forklift #1        8,023        36 month at 5.575%
Toyota Forklift #2        8,760        36 month at 5.9%
Toyota Forkilft #3        7,980        36 month at 9.65%
Ford F150                 5,722        37 month at 9.75%

WEYERHAEUSER MACHINE    958,717        Monthly payment equals $20,488.03 or
                                       136,586 trays at S.15

Subordinated notes
Fred L. Williamson      410,897        Demand Notes w/Interest paid monthly
                                       (interest at 10%)
Frew W. Andrew          410,897        Demand Notes w/Interest paid monthly
                                       (interest at 10%)
Fred M. Williamson       40,183        Demand Notes w/Interest paid monthly
                                       (interest at 10%)



Accounts Payable        700,229        Balance as of 11/05/96, note amounts
                                       subject to change
Grower Payables         607,750        Balance as of 11/05/96, note amounts
                                       subject to change

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                                 SCHEDULE 7.12
                           Noncompetition Territory

                                 North America